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                                                                  EXHIBIT (c)(l)





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         INTERNATIONAL HOME FOODS, INC.

                          IHF/GM HOLDING CORPORATION,

                         IHF/GM ACQUISITION CORPORATION

                                      AND

                                 GRIST MILL CO.





                           DATED AS OF MARCH 10, 1998


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
                               TABLE OF CONTENTS


                                                                                                                     Page
                                                        ARTICLE 1

                                     THE OFFER; APPROVALS OF THE BOARD OF DIRECTORS
                                                     AND STOCKHOLDERS

         1.1     The Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.2     Offer Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.3     Company Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.4     Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         1.5     Sub Stockholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

                                                        ARTICLE 2

                                                        THE MERGER

         2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.2     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.3     Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.4     Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

                                                        ARTICLE 3

                                       EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                                THE CONSTITUENT CORPORATIONS; EXCHANGE OF THE CERTIFICATES

         3.1     Effect on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.2     Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.3     Payment for Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.4     Stock Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.5     Stock Option Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.6     Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.7     Stockholders Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

                                                        ARTICLE 4

                                              REPRESENTATIONS AND WARRANTIES

         4.1     Representations and Warranties of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.2     Representations and Warranties of Parent and Sub . . . . . . . . . . . . . . . . . . . . . . . . . .  34


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
                                                        ARTICLE 5

                                        COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1     Affirmative Covenants of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.2     Negative Covenants of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                                        ARTICLE 6

                                                  ADDITIONAL AGREEMENTS

         6.1     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         6.2     No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         6.3     Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.4     Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         6.5     Indemnification; Directors' and Officers' Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  43
         6.6     Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         6.7     Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6.8     Withholding Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6.9     HSR and Other Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6.10    Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6.11    Continuation of Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         6.12    Trustees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         6.13    Withdrawal Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         6.14    Preparation of the Proxy Statement; Company Stockholders Meeting; Merger without a Company
                 Stockholders Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         6.15    Stock Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         6.16    Termination of Affiliate Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         6.17    Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         6.18    Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

                                                        ARTICLE 7

                                                   CONDITIONS PRECEDENT

         7.1     Conditions to Each Party's Obligation to Effect the Merger . . . . . . . . . . . . . . . . . . . . .  50

                                                        ARTICLE 8

                                                TERMINATION AND AMENDMENT

         8.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         8.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8.3     Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8.4     Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53





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
                                                        ARTICLE 9

                                                    GENERAL PROVISIONS

         9.1     Nonsurvival of Covenants and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         9.2     Confidentiality Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         9.3     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         9.4     Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         9.5     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         9.6     Entire Agreement; No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         9.7     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         9.8     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         9.9     Director and Officer Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         9.10    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         9.11    Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         9.12    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

                                                        ARTICLE 10

                                                        GUARANTEE

         10.1    Limited Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

SCHEDULES
Schedule 1.4 -- By-law Amendments
Schedule 3.5(a) -- Cancellation of Stock Options
Schedule 4.1(a) -- Subsidiaries
Schedule 4.1(b) -- Capital Structure
Schedule 4.1(c) -- Violations (Transaction Documents)
Schedule 4.1(d) -- Disclosure Documents
Schedule 4.1(f) -- Violations (General)
Schedule 4.1(h) -- Litigation
Schedule 4.1(i) -- Taxes
Schedule 4.1(j) -- Employment Agreements
Schedule 4.1(k) -- Benefit Plans and Employee Arrangements
Schedule 4.1(l) -- Absence of Certain Changes or Events
Schedule 4.1(m) -- Material Liabilities
Schedule 4.1(n) -- Agreements with Financial Advisor
Schedule 4.1(p) -- Labor Matters
Schedule 4.1(q) -- Intellectual Property
Schedule 4.1(r) -- Environmental Matters
Schedule 4.1(s) -- Real Property
Schedule 4.1(t) -- Tangible Property
Schedule 4.1(v) -- Material Contracts
Schedule 4.1(w) -- Related Party Transactions
Schedule 4.1(x) -- Inventory
Schedule 4.1(y) -- Discounts and Trade Promotions
Schedule 4.1(z) -- Product Recalls and Withdrawls
Schedule 4.1(aa) -- Insurance
Schedule 4.1(bb) -- Customers and Suppliers
Schedule 4.1(cc) -- Interested Parties
Schedule 4.2(e) -- Financing Commitments
Schedule 5.2(k) -- Capital Expenditures
Schedule 6.5(a) -- Brokers or Finders
Schedule 6.11 -- Severance Plan

Exhibits
Exhibit A -- Stockholder Agreement
Exhibit B -- Option Surrender Agreement, Release and Waiver
Exhibit C -- Offer Conditions

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of March 10, 1998 (this "Agreement"), is made and entered into by and among IHF/GM HOLDING CORPORATION, a Delaware corporation ("Parent"), IHF/GM ACQUISITION CORPORATION, a Delaware corporation and a wholly owned Subsidiary (as defined in Section 3.1(b)) of Parent ("Sub"), and Grist Mill Co., a Delaware corporation (the "Company"). In addition to the above parties, International Home Foods, Inc., a Delaware corporation and the sole stockholder of Parent ("IHF"), hereby joins in the execution and delivery of this Agreement for purposes of Section 3.5(c),
Section 4.2(b), Section 4.2(e), Section 6.1(c), Section 6.5(b), Section 6.5(c),
Section 6.6(b), Section 6.19, Section 8.1(j), Article 9 and Article 10.

                                    RECITALS

         WHEREAS, the respective Boards of Directors of IHF, Parent, Sub and the Company have unanimously approved this Agreement pursuant to which Parent will acquire the Company by means of the Offer (as defined below) and the merger (the "Merger") of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, to effectuate the Merger, Parent and the Company each desire that Sub commence a cash tender offer to purchase (the "Offer") all of the outstanding shares of common stock, par value $0.10 per share, of the Company ("Company Common Stock"), including the associated Company Common Stock purchase rights (the "Rights") issued pursuant to that certain Rights Agreement (the "Rights Agreement") by and between the Company and Norwest Bank Minnesota, N.A., as agent, dated May 22, 1996, as amended, upon the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.2), and the Board of Directors of the Company has approved the Offer and agreed, subject to the terms and conditions hereof, to recommend to the stockholders of the Company that they accept the Offer and tender their Shares pursuant thereto. Shares of Company Common Stock together with the associated Rights are herein referred to as the "Shares;"

         WHEREAS, IHF, Parent and Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, the Company and certain beneficial and record holders of the Shares and Options (as defined in Section 3.5) enter into a Stockholder Agreement substantially in the form of Exhibit A hereto (the "Stockholder Agreement") and, in order to induce Parent and Sub to enter into this Agreement, the Company and such holders are executing and delivering concurrently herewith the Stockholder Agreement;

         WHEREAS, IHF, Parent and Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless certain beneficial and record holders of Options enter into an Option Surrender Agreement, Release and Waiver substantially in the form of Exhibit B hereto (an "Option Release Agreement"); and

         WHEREAS, IHF, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the consummation thereof;

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

                 THE OFFER; APPROVALS OF THE BOARD OF DIRECTORS
                                AND STOCKHOLDERS

         1.1     THE OFFER.

                 (a) Provided that none of the events set forth in Exhibit C hereto shall have occurred and be continuing, as promptly as practicable (but in any event not later than five business days after the public announcement of the execution and delivery of this Agreement), Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer for all outstanding Shares at a cash price of $14.50 per Share, net to the holder (the "Offer Consideration"). The obligation of Parent and Sub to commence the Offer, consummate the Offer, accept for payment and pay for Shares tendered in the Offer and not withdrawn shall be subject only to those conditions set forth in Exhibit C hereto.

                 (b) Parent and Sub expressly reserve the right to amend or modify the terms of the Offer at any time prior to acceptance of Shares for payment pursuant to the Offer, except that, without the prior written consent of the Company (which consent may be withheld in the Company's sole discretion), Sub shall not (and Parent shall cause Sub not to):

                          (i) decrease the Offer Consideration, change the form of the Offer Consideration or decrease the number of Shares sought pursuant to the Offer,

                          (ii) amend or waive the condition (the "Minimum Condition") that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of Shares which constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" meaning, as of any date, the number of Shares outstanding, together with the shares of Company Common Stock, if any, which the Company may be required to issue, now or in the future, including, without limitation, shares of Company Common Stock issuable pursuant to options (including, without limitation, the Options), warrants or other rights (excluding the Rights until the earlier of the occurrence, if at all, of a Flip-In-Event or a Stock Acquisition Date (in each case as defined in the Rights Agreement) or obligations outstanding at that date), or

                          (iii) extend the expiration date of the Offer, which shall initially be not less than 20 business days after the date the Offer is commenced; provided, however, that Sub may extend the expiration date of the Offer:

                                  (A)      as required by any rule, regulation
                 or interpretation of the United States Securities and Exchange Commission (the "SEC");

                                  (B)      in the event that any condition to
                 the Offer is not satisfied as of the scheduled expiration date thereof, for such periods for up to five (5) business days at a time (or such longer period as shall be approved by the Company) as Sub may reasonably deem necessary, but, except as provided in clause (C) below, in no event may the Offer be extended to a date later than the date (the "Offer Termination Date") that is 150 days from the date of this Agreement (provided that, in the event that any condition to the Offer is not satisfied as of the scheduled expiration date thereof, Sub shall extend the expiration date of the Offer at the request of the Company for up to five (5) business days at a time (or such longer period as shall be mutually agreed) until the earlier of the acceptance for payment of any Shares pursuant to the Offer or 60 calendar days after the commencement of the Offer; provided that such extension shall not be required if in the reasonable judgment of Sub, any such condition is incapable of being satisfied prior to the expiration of such 60 calendar day period);

                                  (C)      notwithstanding the foregoing,
                 beyond the Offer Termination Date (1) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with the applicable rules and regulations of the SEC, and (2) for up to a period not to exceed the period which ends on the 15th business day after the date that either
                 (w) the Company shall have publicly announced the receipt of an Acquisition Proposal (as defined in Section 6.2) in the event such announcement is made less than ten business days prior to the Offer Termination Date, (x) the Company publicly announces its reaffirmation of its approval or recommendation of the Offer following the public announcement of the receipt of any Acquisition Proposal in the event that such reaffirmation or announcement is made less than ten business days prior to the Offer Termination Date, (y) the Board of Directors of the Company shall have withdrawn or adversely modified, or taken a public position materially inconsistent with, its approval or recommendation of the Offer, the Merger or this Agreement at any time within ten business days prior to the Offer Termination Date or (z) any notice is given by the Company in accordance with clause (i) of Section 8.1(i) if such notice is made less than 15 business days prior to the Offer Termination Date;

                          (iv) amend the terms of the Offer in any manner that is adverse to the holders of Shares; or

                          (v)     impose any condition to the Offer in addition
to those set forth in Exhibit C.

         Except as set forth above, Sub may waive any other condition to the Offer in its sole discretion. Assuming the prior satisfaction or waiver of the conditions to the Offer, Sub shall accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof. The Company will not, nor will it permit any of its Subsidiaries to, tender into the Offer any Shares beneficially owned by it.

         1.2 OFFER DOCUMENTS. As soon as practicable on the date of commencement of the Offer, Parent and Sub shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer which shall contain the offer to purchase, related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents (a) shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and (b) shall conform in all material respects with the requirements of the Exchange Act and any other applicable law. Notwithstanding the foregoing, no agreement or representation hereby is made or shall be made by Parent or Sub with respect to information supplied by the Company expressly for inclusion in, or with respect to Company information derived from the Company's public SEC filings that is included or incorporated by reference in, the Offer Documents. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Sub shall take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Company Common Stock, in each case as and to the extent required by applicable law. In conducting the Offer, Parent and Sub shall comply in all material respects with the Exchange Act and any other applicable law. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents and any amendments or supplements thereto prior to the filing thereof with the SEC. Parent and Sub shall provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.
To the extent practicable, the Company and its counsel shall also be given reasonable opportunity to review and comment on correspondence with the SEC concerning the Offer Documents prior to the delivery thereof to the SEC.

         1.3 COMPANY ACTIONS. The Company hereby represents that (a) its Board of Directors (at a meeting duly called and held) has unanimously (i) determined that this Agreement, the Stockholder Agreement and the Option Release Agreements (collectively, the "Transaction Documents") and the transactions contemplated hereby or thereby, including the Offer and the Merger provided for by this Agreement, are fair to and in the best interests of the Company and the holders of Company Common Stock, (ii) approved the execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated thereby, including the Offer and the Merger provided for by this Agreement, such approval constituting approval of the foregoing for purposes of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), thereby making the proscription contained in Section 203(a) of the DGCL inapplicable to such transactions, and
(iii) resolved, subject to Section 6.2
hereof, to recommend (A) acceptance of the Offer and (B) adoption of this Agreement by the holders of Company Common Stock, if such adoption is required by law; and (b) ABN AMRO Incorporated (the "Financial Advisor") has delivered to the Board of Directors of the Company its opinion that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Offer Consideration to be received by the holders of Company Common Stock in the Offer and the Merger Consideration (as defined in Section 3.2) to be received by the holders of the Company Common Stock in the Merger are fair, from a financial point of view, to such holders. The Company hereby consents to the inclusion in the Offer Documents of the recommendation referred to in this Section 1.3. Subject to Section 6.2 hereof, the Company hereby agrees to file with the SEC, simultaneously with the filing by Parent and Sub of Schedule 14D-1 (or promptly after such filing), a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing such recommendations of the Board of Directors of the Company in favor of the Offer and the Merger and otherwise complying with Rule 14d-9 under the Exchange Act and to cause the Schedule 14D-9 to be mailed to the stockholders of the Company at the same time the Offer Documents are first mailed to the stockholders of the Company. The Schedule 14D-9 shall comply in all material respects with the Exchange Act and any other applicable law and shall contain (or shall be amended in a timely manner to contain) all information that is required to be included therein in accordance with the Exchange Act and the rules and regulations promulgated thereunder and any other applicable law. Notwithstanding the foregoing, no agreement or representation hereby is made or shall be made by the Company with respect to information provided by Parent, Sub or their affiliates. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company shall take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law. Parent, Sub and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company will provide Parent and Sub and their counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. To the extent practicable, Parent, Sub and their counsel shall also be given reasonable opportunity to review and comment on correspondence with the SEC concerning the Schedule 14D-9 prior to the delivery thereof to the SEC. In connection with the Offer, the Company, at the sole expense of Sub, shall promptly furnish, or cause its transfer agent to furnish, Sub with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of the Company Common Stock as of the latest practicable date and shall furnish, or cause its transfer agent to furnish, Sub with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Company Common Stock. Subject to the requirements of applicable law and stock exchange rules, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent, Sub and their affiliates shall hold in confidence the information contained in such labels and lists, shall use such information only in connection with the Offer and the Merger provided for by this Agreement, and, if this Agreement is terminated for any reason, shall deliver promptly to the Company all copies of such information then in their possession or control.

         1.4     DIRECTORS.

                 (a) Before the closing of the Offer, the Company shall amend, or cause to be amended, its by-laws to provide for each of the matters set forth on Schedule 1.4.

                 (b) Upon the purchase by Sub pursuant to the Offer of such number of Shares which represents a majority of the outstanding shares of Company Common Stock (on a fully diluted basis), and from time to time thereafter, the parties hereto agree to cause to be elected to the Board of Directors of the Company such number of directors designated by Sub, rounded up to the next whole number (but in no event more than two less than the total number of directors on the Board of Directors of the Company, as such number may be increased as provided herein), as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to this Section 1.4) and (ii) the percentage (the "Board Percentage") that such number of Shares so purchased bears to the aggregate number of Shares outstanding and the Company shall, upon request by Sub and subject to applicable law, promptly satisfy the Board Percentage by (A) increasing the size of the Board of Directors of the Company or (B) using its reasonable efforts to secure the resignations of such number of directors as is necessary to enable Sub's designees to be elected to the Board of Directors of the Company and shall cause Sub's designees promptly to be so elected, provided that no such action shall be taken which would result in there being, prior to the consummation of the Merger, less than two directors of the Company who are Continuing Directors (as defined below), except to the extent that all Continuing Directors have resigned. The Company shall promptly amend, or cause to be amended, its By-Laws, if necessary, to increase the size of the Board of Directors of the Company if such increase is required to satisfy the Board Percentage pursuant to this Section l.4. At the request of Sub, the Company shall take, at the Company's expense, any lawful action necessary to effect any such election, including, without limitation, mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (provided that Sub has provided the information described in the following sentence), unless such information has previously been provided to the Company's stockholders in the Schedule 14D-9. Sub will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and affiliates required by
Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The term "Continuing Director" shall mean (1) each member of the Board of Directors immediately prior to the acceptance for payment of Shares tendered pursuant to the Offer or (2) any director elected or appointed to fill any vacancy or newly created directorship after the date hereof who is (x) recommended or elected, as the case may be, by a majority of the Continuing Directors then on the Board of Directors and (y) not affiliated with, and not a designee or nominee of, Parent or Sub.

                 (c) Following the election or appointment of Sub's designees pursuant to this Section 1.4 and prior to the Effective Time (as defined in Section 2.3) of the Merger, the approval of a majority of the Continuing Directors shall be required to authorize any termination of this Agreement by the Company, any consent or agreement by the Company to such termination, any amendment of this Agreement requiring action of the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of IHF, Parent or Sub under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of the Company or the holders of Company Common Stock, and any action to seek to enforce any obligation of IHF, Parent or Sub under this Agreement. In connection therewith, the Continuing Directors shall be authorized, on behalf of and at the expense of the Company, to retain financial and legal advisors.

         1.5 SUB STOCKHOLDER APPROVAL. Parent, in its capacity as the sole stockholder of Sub, by its execution hereof, approves and adopts this Agreement and the transactions contemplated hereby.


                                   ARTICLE 2

                                   THE MERGER

         2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.3).
At the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and a direct wholly owned Subsidiary of Parent (Sub and the Company are sometimes hereinafter referred to as the "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation") and shall continue under the name "Grist Mill Co."

         2.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., Central Standard time, as promptly as practical (but in no event later than the second business day) after satisfaction and/or waiver of all of the conditions set forth in Section 7.1 (the "Closing Date"), at the offices of Vinson & Elkins, L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by the parties hereto.

         2.3 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, as soon as practicable after the Closing. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger as the Company and Sub shall agree (the "Effective Time").

         2.4     EFFECTS OF THE MERGER.

                 (a) The Merger shall have the effects as set forth in the applicable provisions of the DGCL.

                 (b) The directors and officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                 (c) At the Effective Time, Article Fourth of the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to increase the number of authorized shares of Company Common Stock to an aggregate amount of Thirty Five Million (35,000,000) as of the Effective Time, by operation of this Agreement and by virtue of the Merger without any further action by the stockholders or directors of the Surviving Corporation and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

                 (d) The by-laws of the Company shall be the by-laws (the "By-laws") of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation or the By-laws.


                                   ARTICLE 3

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
           THE CONSTITUENT CORPORATIONS; EXCHANGE OF THE CERTIFICATES

         3.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company Common Stock or any holder of shares of capital stock of Sub:

                 (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become a number of fully paid and nonassessable shares of common stock, par value $0.10 per share, of the Surviving Corporation equal to the quotient realized by dividing (i) the sum of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (B) the aggregate number of shares of Company Common Stock that are owned by and held in the treasury of the Company immediately prior to the Effective Time and (C) the aggregate number of shares of Company Common Stock issuable, immediately prior to the Effective Time, in respect of all then outstanding Options, by (ii) the aggregate number of shares of capital stock of Sub issued and outstanding immediately prior to the Effective Time.

                 (b) Cancellation of Treasury Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned, directly or indirectly, by the Company or any wholly owned Subsidiary of the Company, or by IHF, Parent or Sub or any other wholly owned Subsidiary of Parent or IHF shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor. As used in this Agreement, the word "Subsidiary", with respect to any party, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or
(iii) at least 50% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

         3.2 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of the Company Common Stock:

                 (a) Subject to the other provisions of this Section 3.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock canceled pursuant to Section 3.1(b) and Dissenting Shares (as defined in Section 3.6)) shall be converted into the right to receive an amount in cash equal to the Offer Consideration, or such higher price, if any, as is paid in the Offer (the "Merger Consideration"), payable to the holder thereof in cash, without any interest thereon, less any required withholding taxes, upon surrender and exchange of the Certificate (as defined in Section 3.3) representing such share of Company Common Stock pursuant to the terms hereof.

                 (b) All such shares of Company Common Stock, when converted as provided in Section 3.2(a), no longer shall be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate (as defined below) previously evidencing such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.3, shall only have the right to receive for such shares the Merger Consideration, less any required withholding taxes, without any interest thereon. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, with the aggregate Merger Consideration payable to each stockholder in such case being rounded to the nearest penny.

         3.3     PAYMENT FOR SHARES.

                 (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a United States bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of funds in amounts and at times necessary for the payment of the Merger Consideration, and immediately following the Effective Time Parent shall contribute the funds in amounts and at times necessary for the payment of the Merger Consideration to the Surviving Corporation and shall cause the Surviving Corporation to deposit funds in amounts and at times necessary for the payment of the Merger Consideration so contributed with the Paying Agent in a separate fund (the "Payment Fund") established for the benefit of the holders of Certificates, for payment in accordance with this
Article 3, through the Paying Agent, and such contribution by Parent and payment by the Surviving Corporation shall be in immediately available funds in amounts necessary to make the payments pursuant to Section 3.2 and this Section
3.3. The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

         If for any reason the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this
Section 3.3, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

                 (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, or an "agents message" in the case of a book entry transfer, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (A) the number of shares of Company Common Stock formerly represented by such Certificate and (B) the Merger Consideration, less any required withholding taxes, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If any holder of a Certificate shall be unable to surrender such holder's Certificates because such Certificates have been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.3(b), each Certificate converted into the right to receive cash pursuant to Section 3.2(a) hereof shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Merger Consideration.

                 (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of

Company Common Stock who have not theretofore complied with this Article 3 and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

                 (d) No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         3.4 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason, except notation thereon that a stockholder has elected to exercise his rights to appraisal pursuant to the DGCL, shall be converted into the right to receive cash pursuant to Section 3.2(a) hereof.

         3.5     STOCK OPTION PLANS.

                 (a) Cancellation of Options. At the Effective Time, each then outstanding option (the "Options") to purchase or acquire shares of Company Common Stock under the Grist Mill Co. 1986 Non-Qualified Stock Option Plan, as amended (the "Stock Option Plan"), whether or not then exercisable or vested, shall be canceled and shall represent the right to receive the following consideration in settlement thereof: for each share of Company Common Stock subject to such Option, including any additional shares subject thereto by reason of their terms upon consummation of the "change of control" resulting from the Merger, an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number (such amount in cash as described above being hereinafter referred to as the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such Option Consideration shall not be payable until the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act, but shall be paid as soon as practicable thereafter. Upon the Funding Date (as defined below), all Options shall immediately vest and be exercisable. As used herein, the term "Funding Date" shall mean the date that funds necessary to pay for the Shares accepted for payment pursuant to the Offer have been tendered to the Paying Agent as provided for in this Agreement.

                 (b) Termination of Rights. The surrender of an Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. Prior to the expiration of the Offer, the Company shall use its best efforts to take all action necessary (including causing the Board of Directors of the Company (or any committees thereof) to take such actions as are allowed by the Stock Option Plan) to ensure that, following the Effective Time, no participant in the Stock Option Plan or any other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

                 (c) Payment Procedures. Upon the later of the Effective Time or the delivery of a duly executed Option Release Agreement by a holder of Options, IHF shall, or shall cause the Surviving Corporation to, pay to each holder of an Option the Option Consideration in respect thereof. No interest shall be paid or accrued on the cash portion of the Option Consideration.
Until settled in accordance with the provisions of this Section 3.5(c), each Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration.

                 (d) Option Release Agreements. The Company shall use its reasonable efforts to obtain, within 15 days from the date of this Agreement, from each beneficial and record holder of an Option, an Option Release Agreement duly executed and delivered by such holder.

         3.6 DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares of Company Common Stock under such
Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, less any required withholding taxes, the Merger Consideration upon surrender in the manner provided in Section 3.3 of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.

         3.7 STOCKHOLDER AGREEMENT. Notwithstanding any provision contained herein to the contrary, the provisions of Sections 1.1, 3.2 and 3.5 (including, without limitation, provisions related to the Offer Consideration, the Merger Consideration and Option Consideration payable to holders of Shares and Options, respectively) insofar as they relate to amounts payable to the holder that is party to the Stockholder Agreement, shall be subject to Section 4(b) of the Stockholder Agreement.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

                 (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not (i) have a Material Adverse Effect (as defined below) with respect to the Company or (ii) materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has heretofore made available to Parent complete and correct copies of the certificates of incorporation and by-laws of the Company and its Subsidiaries. All Subsidiaries of the Company, their respective jurisdictions of incorporation, and their respective jurisdictions of qualification to do business are identified on Schedule 4.1(a). As used in this Agreement, a "Material Adverse Effect" shall mean, with respect to any party, any events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, prospects, assets, condition (financial or otherwise) or results of operations of such party and its Subsidiaries, taken as a whole.

                 (b)      Capital Structure.

                          (i)     The Company.   The authorized capital stock
         of the Company consists of 15,000,000 shares of common stock, par value $0.10 per share. As of the date of this Agreement, 6,860,692 shares of Company Common Stock (plus such additional shares of Company Common Stock, if any, issued since March 9, 1998 upon the exercise of an Option that is set forth on Annex 4.1(b)-1 to Schedule 4.1(b) in accordance with their terms) are issued, all of which are outstanding. Except as set forth on Schedule 4.1(b), no bonds, debentures, notes or other instruments or evidence of indebtedness of the Company ("Company Debt") are issued or outstanding. Other than the Options and Rights,
         (A) there are no outstanding securities convertible into, or exchangeable or exercisable for, shares of capital stock or other securities of the Company and (B) there are no calls, rights (including, without limitation, preemptive rights), commitments or agreements (including, without limitation, employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any securities of the Company, including, without limitation, shares of capital stock, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement (other than the Rights Agreement). Set forth on Schedule 4.1(b) is a list of all of the Options outstanding on the date hereof and the number of shares of Company Common Stock and exercise prices relating thereto. No Shares are held by the Company or any of its Subsidiaries. All outstanding Shares are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights.

                          (ii) Voting of Shares. Except as set forth in the Transaction Documents, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the

         Company which will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to this Agreement.

                          (iii) Subsidiaries. The authorized, issued and outstanding shares of capital stock of each of the Company's Subsidiaries are set forth on Schedule 4.1(b). All outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all mortgages, pledges, liens, claims, charges, security interests, restrictions, tenancies, other possessory interests, conditional sales obligations or other encumbrances of any kind (collectively, "Liens"). All such issued and outstanding shares of capital stock are validly issued, fully paid and nonassessable and no such shares have been issued in violation of any preemptive or similar rights. No shares of capital stock of any Subsidiary of the Company are reserved for issuance. Except as set forth on Schedule 4.1(b), no bonds, debentures, notes or other instruments or evidence of indebtedness of any Subsidiary of the Company ("Subsidiary Debt") are issued or outstanding. There are no outstanding securities convertible into, or exchangeable or exercisable for, shares of capital stock of any Subsidiary of the Company. There are no calls, rights (including, without limitation, preemptive rights), commitments or agreements (including, without limitation, employment, termination and similar agreements) to which the Company or any of its Subsidiaries is a party or by which it is bound, in any case obligating the Company or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any securities of any Subsidiary of the Company, including, without limitation, shares of capital stock and Subsidiary Debt, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no restrictions on the Company to vote the stock of any of its Subsidiaries.

                 (c)      Authority; No Violations; Consents and Approvals.

                          (i) The Company has all requisite corporate power and authority to enter into the Transaction Documents and, subject to, if required by applicable law with respect to the consummation of the Merger, the Company Stockholder Approval (as defined in Section 4.1(c)(iii)), to consummate the transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, if required by applicable law with respect to the consummation of the Merger, to the Company Stockholder Approval. The Transaction Documents have been duly executed and delivered by the Company and, subject, if required by applicable law with respect to the consummation of the Merger, to the Company Stockholder Approval, and assuming that each of the Transaction Documents to which Parent or Sub is a party constitutes the valid and binding agreement of Parent or Sub, constitute valid and binding obligations of the Company enforceable in accordance with their respective terms and conditions except that the enforcement thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and

         (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                          (ii) Except as set forth on Schedule 4.1(c), the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby by the Company will not (A) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration (including pursuant to any put right) of any material obligation or the loss of a material benefit under, or the creation of a Lien, pledge, security interest or other encumbrance on assets or property, or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), pursuant to any provision of the certificate of incorporation or by-laws of the Company or any of its Subsidiaries or
         (B) except as to which requisite waivers or consents have been obtained, assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this
         Section 4.1(c) are duly and timely obtained or made, and assuming, if required by applicable law with respect to the consummation of the Merger, the Company Stockholder Approval has been obtained, result in any Violation of (1) any loan or credit agreement, note, mortgage, deed of trust, indenture, lease, Benefit Plan (as defined in Section 4.1(k)), Company Permit (as defined in Section 4.1(g)), or any other agreement, obligation, instrument, concession, franchise or license or
         (2) any judgment, order, decree, statute, law, ordinance, rule, regulation, writ or injunction (collectively, "Laws") applicable to the Company or any of its Subsidiaries or their respective properties or assets, except in the case of clauses (1) and (2) for any Violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated thereby. The Board of Directors of the Company has taken all actions necessary under the DGCL, including approving the transactions contemplated by the Transaction Documents, to ensure that the restrictions on Business Combinations (as defined in Section 203 of the DGCL) do not, and will not, apply to the transactions contemplated hereby if consummated in accordance with the terms hereof.

                          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of any of the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated thereby, except for (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder; (B) the filing with the SEC of (1) if required by applicable law with respect to consummation of the Merger, a proxy statement or information statement in definitive form for distribution to the stockholders of the Company in advance of the meeting, if any, of the holders of Company Common Stock to adopt this Agreement in accordance with Regulation

         14A or Regulation l4C promulgated under the Exchange Act (such proxy statement or information statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement"),
         (2) the Schedule 14D-9 in connection with the Offer, and (3) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company does business; (D) such filings and approvals as may be required by any applicable state takeover (as described on Schedule 4.1(c)(iii)), securities or "blue sky" laws; (E) such filings in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains and Transfer Taxes"); (F) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; (G) if required by applicable law with respect to consummation of the Merger, the adoption of this Agreement by the holders of a majority of the outstanding Shares ("Company Stockholder Approval"); and (H) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated thereby.

                 (d) Disclosure Documents. Set forth on Schedule 4.1(d) is a list of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1995 and prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date, true and complete copies of which the Company has made available to Parent. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein), the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. The monthly financial statements of the Company for each month since June 1996

(copies of which have been provided to Parent) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in accordance with applicable requirements of GAAP (subject to year-end audit adjustments, as would be permitted by Rule 10-01, and any other adjustments described therein), the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods presented therein.

                 (e) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) any of the Offer Documents will, at the time the Offer Documents are first published, sent or given to holders of Company Common Stock, and at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement, if any, will contain, on the date it is first mailed to the holders of the Company Common Stock or at the date of the related stockholders' meeting (the "Meeting Date"), any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the expiration or termination of the Offer, the acceptance for payment of Shares pursuant to the Offer or the Meeting Date (if applicable), any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Offer Documents or the Proxy Statement, as applicable, shall occur which is required to be described in an amendment of, or supplement to, such document, such event shall be so described by the Company and furnished to Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company specifically for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act or the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or Sub for inclusion in the Offer Documents or the Proxy Statement.

                 (f) No Default. Except (i) as may result from the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby (which is subject to Section 4.1(c)(ii)) or
(ii) as set forth on Schedule 4.1(f), no Violation exists (and no event has occurred which, with notice or the lapse of time or both, would constitute a Violation) of any term, condition or provision of (i) the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any Law applicable to the Company or any of its Subsidiaries, except in the case of (ii) and (iii) for Violations which, in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated thereby.

                 (g) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits") and are in compliance with the terms thereof, except where the failure to hold any such Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated thereby. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, has been threatened which would have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated thereby.

                 (h) Litigation. Except as set forth on Schedule 4.1(h), there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company ("Company Litigation") the loss of which would have a Material Adverse Effect on the Company, nor is there any material judgment, decree, unfunded settlement, conciliation agreement, letter of deficiency, award, temporary restraining order, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company ("Company Order") that would have a Material Adverse Effect on the Company. In addition, except as expressly set forth on Schedule 4.1(h) as having such effect, none of the claims and judgments pending or, to the knowledge of the Company, threatened pursuant to all Company Litigation and Company Orders, would, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated thereby.

                 (i) Taxes. Except as set forth on Schedule 4.1(i) hereto:

                          (i) All material Tax Returns required to be filed by or with respect to the Company, each of its Subsidiaries, and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member, have been duly and timely filed (taking into account all valid extensions of filing dates), and all such Tax Returns are true, correct and complete in all material respects. The Company, each of its Subsidiaries, and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member, has duly and timely paid (or there has been paid on its behalf) all material Taxes that are due, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company's unaudited financial statements for the quarter ended November 30, 1997 in accordance with GAAP. With respect to any period for which Taxes are not yet due with respect to the Company, any Subsidiary, and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member, the Company and each of its Subsidiaries has made due and sufficient current accruals for such Taxes in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents. The Company and each of its Subsidiaries has withheld and paid all material Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party.

                          (ii) Correct and complete copies of all federal, state, local and foreign income Tax Returns filed by either the Company or any of its Subsidiaries since December 31, 1995 have been delivered to Parent.

                          (iii) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes due from or with respect to the Company, any of its Subsidiaries, or any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member, for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending in regard to any material Taxes due from or with respect to the Company or any of its Subsidiaries or any material Tax Return filed by or with respect to the Company, any Subsidiary, or any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member, other than normal and routine audits by nonfederal governmental authorities. All material deficiencies of Taxes assessed by any applicable taxing authority have been paid, fully settled or adequately provided for in the financial statements contained in the Company SEC Documents. No taxing authority has asserted or threatened to assert any deficiency or assessment, or proposed (formally or informally) any adjustment, for any Taxes against the Company or any of its Subsidiaries, and the officers and directors (and employees responsible for Tax matters) of the Company do not know of any audit or investigation by any taxing authority with respect to any Tax liability of the Company.

                          (iv) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its Subsidiaries or any of their assets. None of the Company or any of its Subsidiaries has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries which, in each respective case, will or would reasonably cause the Company or any of its Subsidiaries to include any material adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date.

                          (v)     Neither the Company nor any of its
         Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement or similar contract, agreement or arrangement. Neither the Company nor any of its Subsidiaries is subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal income Tax purposes.

                          (vi)    Neither the Company nor any of its
         Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under
         Section 280G or Section 162(m) of the Code.

                          (vii)   Neither the Company nor any of its
         Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

                          (viii) There are no requests for rulings from any taxing authority for information with respect to Taxes of the Company or any of its Subsidiaries and, to the knowledge of the Company, no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by the Company or any of its Subsidiaries have been proposed.

                          (ix)    Neither the Company nor any of its
         Subsidiaries has executed or entered into with the Internal Revenue Service ( "IRS" ), or any taxing authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits for, the Company or any of its Subsidiaries for any taxable period ending after the Closing Date.

                          (x) There are no requests for rulings from any taxing authority for information with respect to Taxes of the Company or any of its Subsidiaries and, to the knowledge of the Company, no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by the Company or any of its Subsidiaries have been proposed in written form.

                          (xi) None of the property of the Company or any Subsidiary is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of
         1986) or is "tax-exempt use property" (within the meaning of Section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of Section 168(g)(5) of the Code).

                          (xii) The term "Code" shall mean the Internal Revenue Code of 1986, as amended. The term "Tax" (and, with correlative meaning, "Taxes") shall mean (A) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of its Subsidiaries, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (B) any liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated or consolidated group or arrangement whereby liability of the Company or any of its Subsidiaries for the payment of such amounts was determined or taken into account with reference to the liability of any other person for any period, and (C) liability of the Company or any of its Subsidiaries with respect to the payment of any amounts of the type described in (A) or (B) as a result of any express or implied obligation to indemnify any other Person. The term "Tax Return" shall mean all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of its Subsidiaries in respect of any Taxes, including, without limitation, (x) any consolidated federal income Tax return in which the Company or any of its Subsidiaries is included and (y) any state, local or foreign income Tax returns filed on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which the Company or any of its Subsidiaries is included.

                 (xiii) There are no excess loss accounts or deferred intercompany transactions between the Company and/or any of its Subsidiaries within the meaning of Treas. Reg. Sections 1.1502-13 or 1.1502-19, respectively.

                 (j) Employment Agreements. Schedule 4.1(j) contains a complete list of each management, employment, consulting or other agreement, contract or commitment, whether oral or in writing, to which the Company or any of its Subsidiaries is a party that provides for (i) the employment of any person or providing for retention of management, executive or consulting services, or (ii) the payment or accrual of any compensation or severance upon
(A) a change in control of the Company or any of its Subsidiaries or (B) any termination of such management, employment, consulting or other relationship. All compensation earned pursuant to the foregoing, including deferred compensation, has been fully and accurately accrued for and reflected in the financial statements included in the Company's quarterly report on Form 10-Q for the quarter ended November 30, 1997.

                 (k)      Pension and Benefit Plans; ERISA.

                          (i) Schedule 4.1(k) sets forth a complete and correct list of:

                                  (A)      all "employee benefit plans", as
                 defined in Section 3(3) of ERISA, maintained by the Company or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company under Section 414(b), (c), (m) or
                 (o) of the Code ("ERISA Affiliate"), or to which the Company or any of its ERISA Affiliates has any obligation or liability, contingent or otherwise, other than any multiemployer plan as defined in either Section 3(37) or
                 Section 4001(a)(3) of ERISA ("Benefit Plans"); and

                                  (B)      all stock award, stock option or
                 stock purchase benefit policies or arrangements and all material bonus or other incentive compensation, deferred compensation, salary continuation, disability, or other material employee benefit policies or arrangements which the Company or any of its ERISA Affiliates maintains or to which the Company or any of its ERISA Affiliates has any material obligation or liability (contingent or otherwise) (together with the agreements disclosed on Schedule 4.1(j), the "Employee Arrangements").

                          (ii) With respect to each Benefit Plan for which a Form 5500 is required to be filed, the Company or one of its Subsidiaries has timely filed such form with the IRS for the last three years.

                          (iii) Except as disclosed on Schedule 4.1(k), the Benefit Plans and their related trusts intended to qualify under Sections 401(a) and 501(a) of the Code, respectively, have received favorable determination letters from the IRS regarding the Tax Reform Act of 1986 with respect to such qualified status and nothing, to the best knowledge of the Company or any of its Subsidiaries, has occurred that could reasonably be expected to cause any such qualified status to change, which change would be material.

                          (iv) All material contributions or other material payments required to have been made by the Company or any of its ERISA Affiliates to or under any Benefit Plan or Employee Arrangement by applicable law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made or are properly accrued on the Company's unaudited financial statements in accordance with generally accepted accounting principles.

                          (v) The Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable laws, and all filings of applicable reports, documents and notices, the non-filing of which would have a Material Adverse Effect, have been timely made with the appropriate governmental agencies and plan participants and
         beneficiaries.    There is no promise, agreement or other
         understanding to in any way change or amend any of the Benefit Plans or Employee Arrangements.

                          (vi) Except as disclosed on Schedule 4.1(k), there are no pending or, to the best knowledge of the Company or any of its Subsidiaries, threatened actions, claims or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder) that would have a Material Adverse Effect.

                          (vii) Except for the Employee Arrangements and as disclosed on Schedule 4.1(k), the Company and its ERISA Affiliates do not maintain or have an obligation to contribute to retiree life or retiree health plans which provide for continuing benefits or coverage, for 18 months or more, for current or former officers, directors, nonemployees or employees of the Company or any of its ERISA Affiliates except (A) as may be required under Part 6 of Title I of ERISA and at the sole expense of the participant or the participant's beneficiary or (B) a medical expense reimbursement account plan pursuant to Section 125 of the Code.

                          (viii) Except as disclosed on Schedule 4.1(k) or specifically provided for herein, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any material payment becoming due to any employee or group of employees of the Company or any of its Subsidiaries; (B) increase materially any benefits otherwise payable under any Benefit Plan or Employee Arrangement; or (C) result in the acceleration of the time of payment or vesting of any such material benefits.

                          (ix) Except as disclosed on Schedule 4.1(k), no stock or other security issued by the Company or any ERISA Affiliate forms a part of the assets of any Benefit Plan.

                          (x) The Company and its Subsidiaries have maintained workers' compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise, except as disclosed on Schedule 4.1(k).

                          (xi) As to each Benefit Plan subject to Title IV of ERISA, since January 1, 1990, to the best knowledge of the Company and each of its Subsidiaries, no notice of intent to terminate has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate, such that would result in a material liability to the Company or any ERISA Affiliates; no material unsatisfied liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred; no material unsatisfied accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred; and the most recent financial statements and actuarial valuations including information regarding the assets and liabilities of each such Benefit Plan have been supplied to Parent.

                          (xii) The provisions of this Section 4.1(k)(xii) shall only apply to Benefit Plans subject to Title IV of ERISA and Benefit Plans subject to Section 412 of the Code; concerning each Benefit Plan that is or has been subject to the funding requirements of Title I, Subtitle B, Part 3 of ERISA, the funding method used in connection with such plan is, and at all times has been, acceptable under ERISA, the actuarial assumptions employed in connection with determining the funding of each such plan are, and at all times have been, reasonable and satisfy the requirements of Section 412(c)(3) of the Code and Section 302(c)(3) of ERISA; Schedule 4.1(k) sets forth as of December 31, 1997, any premiums due to the PBGC for the most recently completed year; Schedule 4.1(k) sets forth a reasonable good faith estimate of material changes between December 31, 1996 and the date hereof in the actuarially determined present value of all benefit liabilities within the meaning of Section 4001(a)(16) of ERISA (determined on the basis of the assumptions used for funding purposes in the most recent actuarial reports for such Benefit Plans) ("Benefit Liabilities") or plan assets with respect to such Benefit Plans; the sum of the amount of unfunded Benefit Liabilities under all Benefit Plans (excluding each such plan with an amount of unfunded Benefit Liabilities of zero or less) is not more than $100,000, with respect to any such Benefit Plan, no such plan has been terminated or subject to a "spin-off" or "spin-off termination" or partial termination and no assets of any such plan have been used or employed in a manner so as to subject them to a material excise tax imposed under Section 4980 of the Code; each such Benefit Plan permits termination thereof, and any assets in excess of those required to pay Benefit Liabilities may be distributed to or for the benefit of the Company or its ERISA Affiliates, and Section 4044(d) of ERISA would not prevent such reversion; and with respect to any such Benefit Plan, any significant reduction in the rate of future benefit accrual was preceded by an adequate and appropriate notice to the parties described in and as required by Section 204(h) of ERISA.

                          (xiii) Neither the Company nor any of its ERISA Affiliates has, or will have, incurred by reason of the transactions contemplated by this Agreement any material liability under Section 4062(e) of ERISA. Except as disclosed on Schedule 4.1(k), neither the Company nor any of its ERISA Affiliates is a participant in any plan to which Sections 4063 or 4064 of ERISA apply.

                          (xiv) Neither the Company nor any of its ERISA Affiliates has engaged in any transaction described under Section 4069 of ERISA nor has any Lien been imposed with respect to a material amount on any of the Company, any ERISA Affiliate or any of their respective assets under Section 4068 of ERISA.

                          (xv) The Company and its ERISA Affiliates have complied in all material respects with all requirements for premium payments, including any interest and penalty charges for late payment, due the PBGC with respect to each Benefit Plan and each separate plan year for which any premiums are required. Except as set forth in
         Schedule 4.1(k), and except for transactions required by this Agreement, since January 1, 1990, there has been no "reportable event" (within the meaning of Section 4043(b) or (c) of ERISA and regulations promulgated by the PBGC thereunder) with respect to any Benefit Plan subject to Title IV of ERISA for which notice to the PBGC has not, by rule or regulations, been waived which would have a Material Adverse Effect. Concerning both the Company and any ERISA Affiliate (A) since January 1, 1990, there has been no cessation of operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA which would have a Material Adverse Effect, (B) since January 1, 1990, there has been no withdrawal of a substantial employer from any Benefit Plan so as to become subject to the provisions of Section 4063 of ERISA which would have a Material Adverse Effect, (C) since January 1, 1990, there has been no cessation of contributions to any Benefit Plan subject to Section 4064(a) of ERISA which would have a Material Adverse Effect, (D) there is not now any material liability under Section 4064 of ERISA to any of Parent, Sub or any affiliates of Parent or Sub or the Company by reason of the termination of any Benefit Plan, (E) since January 1, 1990, there has been no amendment to any Benefit Plan that would require the furnishing of security under Section 401(a)(29) of the Code, and (F) there has been no event or circumstance, and, to the best knowledge of the Company or any of its Subsidiaries, there exists no event or circumstance which could reasonably be expected to result in any material liability being asserted by any Benefit Plan, the PBGC or any other person or entity under

         Title IV of ERISA against the Company or any ERISA Affiliate. With respect to any Benefit Plan, no Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA with respect to a material amount nor is there any material liability for excise taxes imposed under Section 4971 of the Code; any notices to the PBGC delivered since January 1, 1990, under Section 412(n) of the Code or
         Section 302(f) of ERISA have heretofore been delivered to Parent; and copies of any notices required to be given to participants since January 1, 1990, under either Section 101(d) or Section 4011 of ERISA have previously been delivered to Parent. Except as described in
         Schedule 4.1(k), the PBGC has not communicated with the Company, its ERISA Affiliates or any of its agents or representatives concerning the transactions contemplated by the Agreement, nor any other transactions implemented by the Company or any of its ERISA Affiliates within the preceding five calendar years.

                          (xvi) Since January 1, 1990, neither the Company nor any of its Subsidiaries has taken any action to vest participants in any overfunding in any Benefit Plans subject to Title IV of ERISA.

                          (xvii) No act, omission or transaction has occurred which would result in imposition on the Company or an ERISA Affiliate of (A) material liability under Section 409 of ERISA for breach of fiduciary duty, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

                          (xviii) (A) Except as disclosed on Schedule 4.1(k), neither the Company nor any ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within the preceding five years contributed to, or had an obligation to contribute to, a multiemployer plan subject to Title IV of ERISA as defined in Section 4001(a)(3) of ERISA (each such disclosed plan, a "Multiemployer Plan"), (B) all material contributions or other material payments required to have been made by the Company or any of its ERISA Affiliates to or under any Multiemployer Plan by applicable law or the terms of such Multiemployer Plan (or any agreement relating thereto) have been timely and properly made or are properly accrued on the Company's unaudited financial statements in accordance with GAAP, (C) there has been no complete or partial withdrawal from a Multiemployer Plan by the Company or any ERISA Affiliate so as to incur any material withdrawal liability as defined in Section 4201 of ERISA (without regard to any subsequent reduction or waiver of such liability under
         Section 4207 or 4208 of ERISA), (D) if prior to the Effective Time any Multiemployer Plan were in "reorganization" (as defined in Section 4241 of ERISA) or "insolvent" as defined in Section 4245 of ERISA, the estimated present value of the aggregate increase in contributions to such Multiemployer Plan by the Company and its ERISA Affiliates over the estimated present value of contributions to such Multiemployer Plan by the Company and its ERISA Affiliates without regard to such reorganization or insolvency would not exceed $100,000 and would not have a Material Adverse Effect, (E) Schedule 4.1(k) sets forth the dollar amount of contributions made by the Company and its ERISA Affiliates with respect to each Multiemployer Plan for the current year and preceding five years, and (F) the aggregate dollar amount of withdrawal liability as defined in Section 4201 of ERISA (without regard to any subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA) which would be owed by the Company and its ERISA Affiliates to all Multiemployer Plans if the Company and its ERISA Affiliates ceased contributing to all such Multiemployer Plans immediately before the consummation of the transactions contemplated by this Agreement would not exceed $100,000. With respect to each multiemployer plan as defined in Section 3(37) of ERISA that is not a "Multiemployer Plan" as defined above, all material contributions or other material payments, required to have been made by the Company or any of the ERISA Affiliates to or under any such multiemployer plan by applicable law or the terms of such multiemployer plan (or any agreement relating thereto) have been, to the best knowledge of the Company of any of its Subsidiaries, timely and properly made or are properly accrued on the Company's unaudited financial statements in accordance with GAAP.

                 (l) Absence of Certain Changes or Events. Since November 30, 1997, except as disclosed in Schedule 4.1(l), (i) each of the Company and the Subsidiaries have conducted their business, in all material respects, only in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement and the other Transaction Documents), (ii) no event has occurred that would have been prohibited by the terms of Section 5.2 had the terms of such Section been in effect as of and at all times since November 30, 1997, and (iii) other than any event relating to (A) the economy or securities markets in general or
(B) the industries or markets in which the Company operates and not relating specifically to the Company, there has not been any event or events (whether or not covered by insurance), individually or in the aggregate, having, or that would be reasonably expected to have, a Material Adverse Effect on the Company.

                 (m) No Undisclosed Material Liabilities. Except as set forth on Schedule 4.1(m), there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are material to the Company and its Subsidiaries considered as a whole, other than (i) liabilities reflected on the Company's financial statements (together with the related notes thereto) filed with the Company's quarterly report on Form 10-Q for the quarter ended November 30, 1997 (as filed with the SEC), (ii) liabilities under this Agreement or for professional fees and expenses in connection with the transactions contemplated hereby and (iii) liabilities that have occurred in the ordinary course of business since November 30, 1997.

                 (n) Opinion of Financial Advisor. The Company has received the opinion of the Financial Advisor to the effect that, as of the date thereof, the Offer Consideration to be received by the holders of Company Common Stock in the Offer and the Merger Consideration to be received by the holders of Company Common Stock in the Merger are fair from a financial point of view to such holders, and such opinion has not been withdrawn or modified. True and complete copies of all agreements and understandings between the Company or any of its affiliates and the Financial Advisor relating to the transactions contemplated by this Agreement have been provided by the Company to Parent.

                 (o)      Vote Required.  Subject to the applicability of
Section 253 of the DGCL, the affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock is the only vote or consent of the holders of any class or series of the Company's capital stock necessary (under applicable law or otherwise) to adopt this Agreement.

                 (p) Labor Matters. Except as set forth on Schedule 4.1(p) or in the Company SEC Documents:

                          (i)     Neither the Company nor any of its
         Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the best knowledge of the Company, there have been no organizing activities involving the Company or any of its Subsidiaries with respect to any group of employees of the Company or any of its Subsidiaries.

                          (ii) There are no, and within the preceding three years have not been any, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. There are no, and within the last three years have not been any, unfair labor practice charges or complaints pending or, to the best knowledge of the Company, threatened by or on behalf of any person (including, without limitation, any employee or applicant for employment of the Company or any of its Subsidiaries), group or labor organization.

                          (iii) There are no, and within the last three years have not been any, complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the best knowledge of the Company, threatened to be brought or filed, with any Governmental Entity or arbitrator(s) based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual (including, without limitation, any employee or applicant for employment of the Company or any of its Subsidiaries) by the Company or any of its Subsidiaries.

                          (iv) To the best knowledge of the Company, each of the Company and its Subsidiaries is in compliance in all material respects with all laws, regulations and orders relating to employment and labor, including but not limited to all such laws, regulations and orders relating to wages and hours, collective bargaining, equal employment opportunity, affirmative action, discrimination, civil rights, employee benefits, plant closing and mass layoff, immigration, medical and family leave, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

                          (v)     As of the date hereof, there is no
         proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of the Company or any of its

         Subsidiaries, threatened, with respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is entitled, or has asserted he is entitled, to claim indemnification from the Company or any of its Subsidiaries pursuant to the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary of the Company is a party or pursuant to applicable law, that has a Material Adverse Effect on the Company, materially impairs the ability of the Company to perform its obligations under any of the Transaction Documents or prevents the consummation of any of the transactions contemplated thereby.

                 (q)      Intellectual Property.  Except as set forth on
Schedule 4.1(q), each of the Company and its Subsidiaries owns or has a right to use each trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright required, owned or used in connection with the operation of its businesses, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto that is material to the conduct of its business (collectively, the "Company Intellectual Property"), free and clear of any and all Liens, other than Permitted Encumbrances (as defined below), except where the failure to own or have a right to use such property or such Lien, claim or encumbrance would not have a Material Adverse Effect on the Company. All material Company Intellectual Property is set forth on Schedule 4.1(q). Except as set forth on Schedule 4.1(q), the use of the Company Intellectual Property by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person. Except as set forth on Schedule 4.1(q), the use of all Company Intellectual Property will not be adversely affected by the transactions contemplated in this Agreement. As used herein the term "Permitted Encumbrances" includes, only to the extent that they do not impair in any material respect the business activities of the Company as currently conducted, (i) Liens for Taxes, assessments or governmental charges or levies not yet due or delinquent and being diligently contested in good faith, (ii) statutory Liens of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business and for obligations not yet due and payable, (iii) easements, restrictive covenants, rights of way and other similar imperfections of title, and (iv) zoning, building and other similar restrictions.

                 (r)      Environmental Matters.

                          (i)     For purposes of this Agreement:

                                  (A)      "Environmental Costs and
                 Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the reasonable costs of investigation and feasibility studies and the reasonable costs to clean up, remove, treat, or in any other way address any Hazardous Materials) arising with respect to any violation of or liability arising pursuant to or under any Environmental Law or as the result of any exposure or alleged exposure of any person or property to any Hazardous Material.

                                  (B)      "Environmental Law" means any
                 applicable law regulating or prohibiting Releases of Hazardous Materials into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety from Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C.
                 Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C.
                 Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, as such laws have been and may be amended or supplemented through the Closing Date;

                                  (C)      "Hazardous Material" means any
                 substance, material or waste which is regulated with respect to its toxic or otherwise hazardous character or the potential deleterious effects arising from its improper management by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "solid waste," "toxic waste" or "toxic substance" under any provision of Environmental Law and shall also include, without limitation, petroleum, petroleum products, asbestos, polychlorinated biphenyls and radioactive materials;

                                  (D)      "Release" means any release, spill,
                 effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment; and

                                  (E) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (1) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the environment; (2) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare or the environment; (3) perform preremedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (4) bring the applicable party into compliance with any Environmental Law.

                          (ii)    Except as set forth on Schedule 4.1(r)
         hereto:

                                  (A)      The operations of the Company and
                 its Subsidiaries have been and, as of the Closing Date, will be, in compliance in all respects with all Environmental Laws except for any such noncompliance which would not materially impair the ability of the Company and its Subsidiaries to continue operations and which would not have a Material Adverse Affect on the Company;

                                  (B)      The Company and its Subsidiaries
                 have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not materially impair the ability of the Company and its Subsidiaries to continue operations and which would not have a Material Adverse Affect on the Company;

                                  (C) The Company and its Subsidiaries are not subject to any outstanding written orders from, or written agreements with, any Governmental Entity respecting (1) violations or liability pursuant to Environmental Laws, (2) Remedial Action or (3) any Release or threatened Release of a Hazardous Material;

                                  (D)      The Company and its Subsidiaries
                 have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability is outstanding, except for any such violation or liability which would not result in a Material Adverse Effect on the Company;

                                  (E)      Neither the Company nor any of its
                 Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the environment (whether on-site or off- site) which would result in the Company and its Subsidiaries incurring Environmental Costs and Liabilities which would result in a Material Adverse Effect on the Company;

                                  (F)      The Company or its Subsidiaries do
                 not engage in the transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under permit requirements set forth in 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent;

                                  (G)      There is not now nor has there been
                 in the past, on or in any property of the Company or its Subsidiaries any (1) underground storage tanks or surface impoundments containing Hazardous Materials, (2) asbestos-containing materials, or (3) polychlorinated biphenyls in regulated quantities, except as would not have a Material Adverse Affect on the Company. To the knowledge of the Company, there is not now nor has there been in the past, on or in any property of the Company or its Subsidiaries any of the items set forth in (1), (2) or (3) above; and

                                  (H)      No judicial or administrative
                 proceedings or governmental investigations are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law or as the result of the Release or alleged Release of a Hazardous Material, except for any such proceedings or investigations that would not result in a Material Adverse Effect on the Company.

                 (s)      Real Property.

                          (i) Schedule 4.1(s) sets forth a list of all of the real property owned in fee by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all Liens, except Permitted Encumbrances and those Liens listed on Schedule 4.1(s).

                          (ii) Schedule 4.1(s) sets forth each lease, sublease or other agreement (collectively, the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property material to the conduct of the businesses of the Company and its Subsidiaries, taken as a whole. Except to the extent that it would not have a Material Adverse Effect on the Company, each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, no termination event or condition or uncured default on the part of the Company or any Subsidiary of the Company exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Encumbrances and those Liens listed on
         Schedule 4.1(s).

                 (t) Tangible Property. Except as set forth on Schedule 4.1(t), with respect to the tangible properties and assets of the Company and its Subsidiaries (excluding real property) that are material to the conduct of the businesses of the Company and its Subsidiaries, the Company and its Subsidiaries have good title to, or hold pursuant to valid and enforceable leases, all such properties and assets, with only such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect on the Company. All of the assets of the Company and its Subsidiaries have been maintained and repaired for their continued operation and are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such repair or condition or so usable would not individually or in the aggregate have a Material Adverse Effect on the Company.

                 (u) Board Recommendation. As of the date hereof, the Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of those directors present (i) determined that the Transaction Documents and the transactions contemplated thereby, including the Offer and the Merger provided for by this Agreement, taken together, are fair to and in the best interests of the stockholders of the Company and has approved the same and (ii) resolved to recommend, subject to Section 6.2 hereof, the Offer and that the holders of the shares of Company

Common Stock adopt this Agreement, if such adoption is required by applicable law, and tender their shares of Company Common Stock pursuant to the Offer.

                 (v) Material Contracts. The Company has made available to Parent (i) true and complete copies of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), policies and other instruments to which it or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound which
(A) require payments to be made in excess of $100,000 per year for goods and/or services, (B) require payments to be made in excess of $100,000 with respect to any licenses granted to the Company or any of its Subsidiaries, or (C) require payments to be made in excess of $100,000 per year for goods and/or services and which, in the case of each of (A), (B) and (C), do not by their terms expire and are not subject to termination (without penalty or payment) within 60 days from the date of the execution and delivery thereof (collectively, "Material Contracts"), and (ii) a written description of each Material Contract of which the Company is aware that has not been reduced to writing; provided, however, that blanket purchase orders or similar arrangements shall not be considered Material Contracts for purposes of this Agreement. Each of the Material Contracts is listed on Schedule 4.1(v). Neither the Company nor any of its Subsidiaries is, or has received any written notice that any other party is, in default in any respect under any such Material Contract, except as listed on Schedule 4.1(v) and except for those defaults which would not, either individually or in the aggregate, have a Material Adverse Effect with respect to the Company; and, to the Company's knowledge, there has not occurred any event or events that with the lapse of time or the giving of notice or both would constitute such a material default, except as listed on Schedule 4.1(v) and except for those defaults which would not, either individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

                 (w)      Related Party Transactions.  Except as set forth on
Schedule 4.1(w) and except for the Transaction Documents, the Employee Arrangements or the Benefit Plans or as otherwise disclosed hereunder, no director, officer, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries
(i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries or (ii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

                 (x) Inventory. Except (i) for Inventory (as defined below) which has been adequately reserved for in the Company's balance sheet dated as of November 30, 1997 included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1997 and (ii) as set forth on Schedule 4.1(x), the Inventory of the Company and its Subsidiaries is usable and salable in the ordinary course of business, is of consistent and merchantable quality and quantity, is fit for its intended purposes and not subject to any write down or write off and has been produced in accordance with all applicable Laws including the U.S. Federal Food, Drug and Cosmetics Act and does not constitute "adulterated or misbranded goods" within the meaning of such Act. All packaging inventory complies with all applicable Federal and state labeling requirements. As used in this Agreement, the term "Inventory" shall mean all finished products, samples, work-in-process, raw materials, labels and packaging materials that are used in, or held for use in, the operations of the business of the Company or its Subsidiaries.

                 (y) Accounts Receivable. The Accounts Receivable (as defined below) of each of the Company and its Subsidiaries are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services or other business transactions in the ordinary course of business consistent with past practice, and are not subject to valid defenses, set-offs or counterclaims. The allowances for collection losses associated with such Accounts Receivable reflected in the financial statements included in the Company SEC Documents have been determined in accordance with GAAP consistent with past practice. Other than as set forth on Schedule 4.1(y), there are no discounts, trade promotions or similar marketing arrangements that affect the collectibility or value of any such Accounts Receivable. As used in this Agreement, the term "Accounts Receivable" shall mean all of the trade notes or accounts receivable arising out of Inventory sold or shipped or services performed by the Company or its Subsidiaries in the ordinary course of business.

                 (z) Product Recalls and Withdrawals. Except as set forth on Schedule 4.1(z), since January 1, 1993, there have been no recalls or withdrawals of Inventory produced or sold by the Company or any of its Subsidiaries or other similar federal, state or private actions with respect to such Inventory and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in such actions.

                 (aa) Insurance. Each of the Company and its Subsidiaries has insurance policies in full force and effect for such amounts as are sufficient for material compliance with all requirements of law and of all agreements to which a Seller is a party or by which it is bound. Set forth on
Schedule 4.1(aa) is a list of all fire, liability and other forms of insurance and all fidelity bonds held by or applicable to the Company or its Subsidiaries, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type of coverage and annual premium. No event has occurred which can reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which is likely to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years and, to the Company's knowledge, no threat has been made to cancel any insurance policy of the Company or its Subsidiaries during such period. All such insurance will remain in full force and effect with respect to periods before the Closing. No event has occurred, including, without limitation, the failure to give any notice or information or the giving of any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or its Subsidiaries under any such insurance policies.

                 (ab) Customers and Suppliers. Schedule 4.1(bb) sets forth a list of (i) the 20 largest customers of the Company and its Subsidiaries based on sales during the calendar year 1997, showing the approximate total sales to each such customer during such periods and (ii) the ten largest suppliers of the Company and its Subsidiaries based on purchases during the calendar year 1997, showing the approximate total purchases by the Company and its Subsidiaries from each such supplier during such periods. There has not been any material adverse change in the business relationship among the Company and its Subsidiaries with any customer or supplier named on Schedule 4.1(bb), and the Company has no reason to believe that there will be any such material adverse change in the future as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

                 (ac) Certain Business Practices and Regulations; Potential Conflicts of Interest.

                          (i) Neither the Company, its Subsidiaries nor any directors, officers, agents or employees of either, in their capacity as directors, officers, agents or employees on behalf of the Company or any of its Subsidiaries, has (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (B) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

                          (ii) Except as set forth on Schedule 4.1(cc), none of the officers or directors of the Company or any of its Subsidiaries, or any entity controlled by any of the foregoing, (A) owns, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant or agent of, any person which is a competitor, lessor, lessee or customer of, or supplier of goods or services to, the Company or its Subsidiaries, (B) owns, directly or indirectly, in whole or in part, any real property, leasehold interests or other property with a fair market value of at least $25,000 in the aggregate the use of which is necessary for the activities of the Company or its Subsidiaries, (C) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to the Company or its Subsidiaries, other than claims in the ordinary course of business, or (D) has sold to, or purchased from, the Company or any of its Subsidiaries any assets or property for aggregate consideration in excess of $60,000 since January 1, 1994.

                 (ad) Rights Agreement. The Company has taken all action that may be necessary (including, without limitation, amending the Rights Agreement) so that:

                          (i) neither the execution and delivery of the Transaction Documents, nor any amendments thereto approved by the Board of Directors of the Company prior to the termination of this Agreement, nor the commencement or consummation of the transactions contemplated thereby, including the Offer and the Merger, shall cause
         (A) Parent, Sub or any of their affiliates to become an Acquiring Person (as defined in the Rights Agreement), (B) the occurrence of a Distribution Date (as defined in the Rights Agreement), (C) the occurrence of a Flip-In Event (as defined in the Rights Agreement) or
         (D) the occurrence of a Stock Acquisition Date (as defined in the Rights Agreement), irrespective of the number of Shares acquired pursuant to the Offer or the Stockholder Agreement; and

                          (ii)    the Rights shall expire upon the Funding
         Date.

         The Company has furnished to Parent true and complete copies of all amendments to the Rights Agreement that fulfill the requirements of this
Section 4.1(dd) and such amendments are in full force and effect.

         4.2 REPRESENTATIONS AND WARRANTIES OF IHF, PARENT AND SUB. Parent and Sub each represent and warrant to the Company, and with respect to the representations and warranties set forth in Section 4.2(b) and Section 4.2(e) IHF represents and warrants to the Company, as follows:

                 (a) Organization, Standing and Power. Each of IHF, Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not materially impair the ability of IHF, Parent or Sub to consummate the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Sub is owned directly by Parent free and clear of any Lien, other than Permitted Encumbrances. Parent and Sub have heretofore made available to the Company complete and correct copies of their respective certificates of incorporation and by-laws.

                 (b)      Authority; No Violations; Consents and Approvals.

                          (i) Each of IHF, Parent and Sub has all requisite corporate power and authority to enter into each of the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of each of the Transaction Documents to which IHF, Parent or Sub is a party and the consummation of the transactions contemplated thereby have been respectively duly authorized by all necessary corporate action on the part of IHF, Parent and Sub. Each of the Transaction Documents to which IHF, Parent or Sub is a party have been respectively duly executed and delivered by each of IHF, Parent and Sub and, assuming that such constitute the valid and binding agreements of the other parties thereto respectively constitute valid and binding obligations of IHF, Parent and Sub enforceable in accordance with their terms and conditions except that the enforcement hereof or thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                          (ii) The execution and delivery of each of the Transaction Documents to which IHF, Parent or Sub is a party and the consummation of the transactions contemplated thereby by each of IHF, Parent and Sub will not (A) result in any Violation pursuant to any provision of the respective Certificates of Incorporation or Bylaws of IHF, Parent or Sub or (B) except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 4.2(b) are duly and timely obtained or made and, if required, the Company Stockholder Approval has been obtained, result in any Violation of (1) any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise or license or (2) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to IHF, Parent or Sub or their respective properties or assets, except in the case of clauses (1) and (2), for any Violations that, individually or in the aggregate, would not have a Material Adverse Effect on IHF or Parent, materially impair the ability of any of IHF, Parent or Sub to perform its obligations hereunder or under any of the Transaction Documents or prevent the consummation of any of the transactions contemplated hereby or thereby.

                          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity is required by or with respect to any of IHF, Parent or Sub in connection with their respective execution and delivery of each of the Transaction Documents to which it is a party or the consummation by each of IHF, Parent and Sub of the transactions contemplated thereby, except for: (A) filings under the HSR Act; (B) the filing with the SEC of (1) the Schedule 14D-1 in connection with the commencement and consummation of the Offer and (2) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (E) such filings in connection with any Gains and Transfer Taxes; and (F) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement.

                 (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Schedule 14D-9 will, at the time the
Schedule 14D-9 is filed with the SEC, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement, if any, will contain, on the date it is first mailed to the holders of Company Common Stock or at the Meeting Date, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the expiration or termination of the Offer, the acceptance for payment of Shares pursuant to the Offer or the Meeting Date (if applicable), any event with respect to Parent or Sub, or with respect to information supplied by Parent or Sub specifically for inclusion in the Offer Documents or the Proxy Statement, as applicable, shall occur which is required to be described in an amendment of, or supplement to, such document, such event shall be so described by Parent and Sub and provided to the Company. All documents that Parent or Sub is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act or the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, Parent and Sub make no representation or warranty with respect to the information supplied or to be supplied by the Company for inclusion in the Offer Documents or the Proxy Statement.

                 (d) Board Recommendation. As of the date hereof, the respective Boards of Directors of Parent and Sub have determined by unanimous written consent that each of the Transaction Documents to which it is a party and the transactions contemplated thereby, including the Offer and the Merger, taken together, are fair to and in the respective best interests of Parent and Sub and have approved the same. No vote of the holders of any class of securities of IHF is necessary to approve the Offer or this Agreement or the transactions contemplated hereby.

                 (e) Financing. IHF has obtained from The Chase Manhattan Bank a senior lending facility (the "Financing Facility") under which Parent contemplates receiving, through IHF, the debt financing necessary for consummation of the transactions contemplated by this Agreement, including the Offer and the Merger. As of the date of this Agreement, there is sufficient capacity under the Financing Facility to fund the Offer Consideration and the Merger Consideration. As of the date of this Agreement, IHF, Parent and Sub are not aware of any facts or circumstances that form a reasonable basis for IHF, Parent and Sub to believe that IHF will not be able to obtain the funds needed to consummate the transactions contemplated hereby under the Financing Facility. A true and complete copy of the Financing Facility (and all amendments to date) has been made available to the Company.

                 (f) Fraudulent Conveyance. Assuming the accuracy of the representations and warranties of the Company set forth in this Agreement, Parent has no reason to believe that the financing to be provided to Parent to effectuate the Offer and the Merger will cause (i) the fair salable value of the Surviving Corporation's assets to be less than the total amount that will be required to pay its existing liabilities (including known contingent liabilities), (ii) the Surviving Corporation not to be able to pay its existing liabilities (including known contingent liabilities) as they mature, or (iii) the Surviving Corporation to have an unreasonably small amount of capital with which to engage its business activities, in each case after giving effect to the primary and contribution obligations of the Surviving Corporation's affiliates with respect thereto.


                                   ARTICLE 5

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1 AFFIRMATIVE COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the designees of Sub have been appointed to the Board of Directors of the Company pursuant to Section 1.4, except as expressly contemplated or permitted by the Transaction Documents or to the extent that Parent shall otherwise consent in writing, (i) the Company shall, and shall cause each of its Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (ii) the Company shall, and shall cause each of its Subsidiaries to, use all reasonable efforts to:

                 (a) preserve intact its present business organization and goodwill, maintain its rights and franchises, and retain the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it;

                 (b) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

                 (c) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained; and

                 (d) maintain in effect all existing Company Permits, and timely apply for and obtain any additional Company Permits that are or will be required for current or currently planned operations.

         5.2 NEGATIVE COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the designees of Sub have been appointed to the Board of Directors of the Company pursuant to Section 1.4, except as expressly contemplated by the Transaction Documents or to the extent that Parent shall otherwise consent in writing:

                 (a) the Company shall not, and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for cash dividends paid to the Company by its wholly-owned Subsidiaries with regard to its capital stock), or set aside funds therefor, (ii) split, combine or reclassify any of its capital stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or (iii) repurchase or otherwise acquire any shares of its capital stock, except as required by the terms of its securities outstanding or any Benefit Plan in effect on the date hereof, or set aside funds therefor;

                 (b) other than in accordance with the Rights Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i) grant any options, warrants or other rights to purchase shares of capital stock, (ii) amend the terms of or reprice any Option outstanding on the date of this Agreement or amend the terms of the Stock Option Plan, or (iii) except for Shares issuable pursuant to Options outstanding on the date of this Agreement and except for issuances of capital stock of the Company's Subsidiaries to the Company or to a wholly-owned Subsidiary of the Company, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock, any Company Debt or any Subsidiary Debt, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Debt or Subsidiary Debt;

                 (c) the Company shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its certificate of incorporation or by-laws;

                 (d) the Company shall not, and shall not permit any of its Subsidiaries to, (i) merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto, (ii) acquire or agree to acquire any material assets, except for the purchase of Inventory and supplies in the ordinary course of business and except for capital expenditures otherwise permitted by Section 5.2(k), or (iii) make any loan or advance to, or otherwise make any investment in, any person in excess of $25,000, other than loans or advances to, or investments in, a wholly-owned Subsidiary of the Company existing on the date of this Agreement;

                 (e) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its material assets (including, without limitation, any capital stock or other ownership interest of any Subsidiary of the Company), other than sales of Inventory or sales or returns of obsolete or surplus equipment in the ordinary course of business consistent with past practice;

                 (f) the Company shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

                 (g) the Company shall not, and shall not permit any of its Subsidiaries to, except as may be required by Law or pursuant to any of the Benefit Plans or Employee Arrangements existing on the date of this Agreement,
(i) grant any increases in the compensation (including, without limitation, salary, bonus and other benefits) of any of its directors, officers, management employees or key employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer, management employee or key employee, whether past or present; (iii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any person; (iv) except as may be required to comply with applicable Law, become obligated under any new Benefit Plan or Employee Arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder; (v) grant any general increase in compensation (including, without limitation, salary, bonus and other benefits) to employees, except for increases occurring in the ordinary course of business consistent with past practice, or (vi) extend any loans or advances to any of its directors, officers, management employees or key employees, except for ordinary course of business advances for business related expenses;

                 (h) the Company shall not, and shall not permit any of its Subsidiaries to, (i) assume or incur any indebtedness for borrowed money (except for drawdowns by the Company under its existing revolving credit facility made in the ordinary course of business consistent with past practice), (ii) guarantee any such indebtedness, (iii) issue or sell any debt securities or warrants or rights to acquire any debt securities, (iv) guarantee any debt obligations of any other person (except obligations of wholly-owned Subsidiaries of the Company), (v) enter into any lease (whether such lease is an operating or capital lease), (vi) create any Lien (other than Permitted Encumbrances) on the property of the Company or any of its Subsidiaries, or
(vii) enter into any "keep well" or other agreement or arrangement to maintain the financial condition of any other person except wholly-owned Subsidiaries of the Company;

                 (i) the Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any contracts involving aggregate annual payments in excess of $100,000 or (B) modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any Material Contract;

                 (j) the Company shall not, and shall not permit any of its Subsidiaries to, other than as required by the SEC, Law or GAAP, make any changes with respect to accounting policies, procedures and practices;

                 (k) the Company shall not, and shall not permit any of its Subsidiaries to, other than as set forth on Schedule 5.2(k), incur capital expenditures in excess of (i) $45,000 individually and (ii) $400,000 in the aggregate;

                 (l) the Company shall not, and shall not permit any of its Subsidiaries to, engage in or permit any transaction or act which, if it had been engaged in or permitted prior to the date of this Agreement, would have rendered untrue in any material respect any of the representations and warranties of the Company contained in this Agreement;

                 (m) the Company shall not, and shall not permit any of its Subsidiaries to, deposit or otherwise invest any cash on hand into accounts, securities or other instruments having a maturity of more than 30 days or that will impose payment or penalty upon liquidation within 30 days of such deposit or investment; and

                 (n) the Company shall not, and shall not permit any of its Subsidiaries to, agree to or make any commitment to, whether orally or in writing, take any actions prohibited by this Agreement.


                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

         6.1     ACCESS TO INFORMATION.

                 (a) Upon reasonable notice, the Company shall, and shall cause each of its Subsidiaries to, afford access to the officers, employees, accountants, counsel and other representatives of Parent and Sub (including financing sources and their employees, accountants, counsel and other representatives), during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records. If Parent and Sub, or their financing sources, require environmental site assessments of any parcels of real property owned or leased by the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, allow such assessments to be performed.

                 (b) During the period prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, promptly furnish to Parent and Sub (i) a copy of each report, schedule, registration statement and other document filed by it with the SEC, or received by it from the SEC, during such period, and (ii) all other information concerning its business, properties and personnel as Parent and Sub may reasonably request.

                 (c) Subject to Section 9.2, that certain Confidentiality Agreement dated as of February 2, 1998, by and between the Company and IHF (the "Confidentiality Agreement") shall apply with respect to information furnished pursuant to this Section 6.1.

         6.2 NO SOLICITATION. From and after the date hereof until the termination of this Agreement, the Company will not, and will cause its Representatives (as defined below), Subsidiaries and the Representatives of its Subsidiaries not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) enter into any agreement contemplating an Acquisition Proposal, (iii) maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or for the purpose of obtaining an Acquisition Proposal, (iv) agree to or endorse any Acquisition Proposal, (v) without the prior written consent of Parent, amend the Rights Agreement or (vi) release any third party from any standstill or confidentiality agreement, or waive or amend any provision thereof, to which it is a party. The Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to, and all material aspects of (including the identity of the person or entity making such inquiry or proposal), all inquiries and proposals which it or any of its Subsidiaries or any of their respective Representatives may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal as promptly as practicable. Notwithstanding the foregoing, prior to the acceptance of Shares for payment pursuant to the Offer, nothing contained in this Section 6.2 shall prohibit the Board of Directors of the Company from:

                          (i) following the receipt of an unsolicited written bona fide Acquisition Proposal from any person or entity,

                                  (A) furnishing information to, or entering
                 into discussions or negotiations with, the person or entity that makes such Acquisition Proposal, or

                                  (B) (1) withdrawing, modifying or not making
                 its recommendations referred to in Section 1.3 or (2) terminating this Agreement pursuant to Section 8.1(i) and contemporaneously entering into an agreement relating to such Acquisition Proposal (provided that, in the case of this clause (B), the Board of Directors of the Company has in good faith determined that (y) such person or entity has, or is reasonably likely to have, the necessary funds or shall have obtained, or is reasonably likely to obtain, customary commitments to provide the funds to consummate such Acquisition Proposal and (z) such Acquisition Proposal is more favorable to the Company and its stockholders than the transactions contemplated by this Agreement)

         if, and only to the extent that, (1) in the case of either clause (A) or (B) above, the Board of Directors of the Company, after consultation with its legal counsel (who may be the Company's regularly engaged legal counsel), determines in good faith that such action is advisable for the Board of Directors of the Company to act in the best interest of the Company and its stockholders under applicable law, and (2) prior to taking such action, the

         Company (x) in the case of either clause (A) or (B) above, provides reasonable prior notice to Parent to the effect that it is taking such action, which notice shall (to the extent consistent with the fiduciary duties of the Board of Directors to stockholders under applicable law) include the identity of the person or entity engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal, (y) in the case of clause (A) above, receives from such person or entity making such Acquisition Proposal an executed confidentiality and standstill agreement having terms no more favorable to such person or entity than those terms included in the Confidentiality Agreement and the standstill agreement in existence between the Company and IHF and its affiliates, and (z) in the case of clause (A) above, the Company shall, to the extent consistent with the fiduciary duties of the Board of Directors to stockholders under applicable law, promptly and continuously advise Parent as to all of the relevant details relating to, and all material aspects of, any such discussions or negotiations; or

                          (ii) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 under the Exchange Act if, after the receipt of an unsolicited written bona fide Acquisition Proposal, the Board of Directors of the Company, after consultation with its legal counsel (who may be the Company's regularly engaged counsel), determines in good faith that such action is advisable for the Board of Directors of the Company to act in the best interest of the Company and its stockholders.

         Except for the confidentiality and standstill agreement referred to in clause (i) above and the agreement relating to an Acquisition Proposal entered into contemporaneously with terminating this Agreement as contemplated in clause (i) above, and subject to Section 8.1(i), nothing in this Section 6.2 shall permit the Company to enter into any agreement with respect to any Acquisition Proposal during the term of this Agreement. The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or any Representatives with respect to any Acquisition Proposal existing on the date hereof.

         For purposes of this Agreement, "Acquisition Proposal" shall mean any agreement, or offer (other than the transactions among the Company, Parent and Sub contemplated hereunder) involving the Company or any of its Subsidiaries for: (A) any merger, consolidation, share exchange, recapitalization, reorganization, business combination, or other similar transaction; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (C) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith.

         For purposes of this Agreement, "Representative" of a person shall mean that person's employees, officers, directors, representatives (including, without limitation, any investment banker, attorney or accountant), agents or affiliates.

         6.3     FEES AND EXPENSES.

                 (a) Except as otherwise provided in this Section 6.3 and except with respect to claims for damages incurred as a result of a material breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                 (b) In the event of the termination of this Agreement under Section 8.1(h) or Section 8.1(i), then the Company shall pay to Parent or Parent's designee, contemporaneously with the termination of this Agreement, the following amounts in immediately available funds:

                          (A)     a fee in the amount of $3,362,711, and

                          (B) such amount, not to exceed $250,000, as may be required to reimburse IHF, Parent and Sub for all reasonable out-of-pocket fees, costs and expenses incurred by IHF, Parent or Sub in connection with their due diligence efforts or the transactions contemplated in the Transaction Documents, including, without limitation, (1) fees, costs and expenses of accountants, escrow agents, legal counsel, financial advisors and other similar advisors,
         (2) fees paid to any Governmental Entity, and (3) fees, costs and expenses paid or payable to financing sources.

                 (c) Any amounts due under this Section 6.3 that are not paid when due shall bear interest at the prime rate of interest as announced from time to time by The Chase Manhattan Bank plus 1% from the date due through and including the date paid.

                 (d)      The fee and other amounts payable pursuant to this
Section 6.3 shall be paid by the Company without reservation of rights or protests and the Company, upon making such payment, shall be deemed to have released and waived any and all rights that it may have to recover such amounts.

         6.4     BROKERS OR FINDERS.

                 (a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement).

                 (b) Each of Parent and Sub represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person engaged by any of them is or will be entitled to receive from the Company any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

         6.5     INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

                 (a) Until six years from the Effective Time, unless otherwise required by Law, the certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to the elimination of liability of directors and the indemnification of (and advancement of expenses to) directors, officers, employees and agents that are set forth in the certificate of incorporation and by-laws of the Company, as in effect on the date hereof.

                 (b) From and after the Effective Time, IHF and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against all losses, reasonable expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, (i) such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to Parent and the Surviving Corporation and IHF and the Surviving Corporation shall pay, jointly and severally, all reasonable fees and expenses of such counsel for such Indemnified Parties; and (ii) IHF and the Surviving Corporation shall use all reasonable efforts to assist in the defense of any such Claim, provided that IHF and the Surviving Corporation shall not be liable for any settlement effected without their written consent, which consent, however, shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained in this Section 6.5 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee or agent of the Company under Delaware law, assuming for such purposes that the Company's certificate of incorporation and by-laws provide for the maximum indemnification permitted by law.

                 (c) IHF and Parent will cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time ("D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement and for all former directors and officers of the Company, so long as the annual premium therefor would not be in excess of 150% of the last annual premium therefor paid prior to the date of this Agreement (the "Maximum Premium"); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its affiliates, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled during such six-year period, IHF and Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered persons than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $35,000.

         6.6     REASONABLE EFFORTS.

                 (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable Laws or otherwise, to consummate and make effective the transactions contemplated by the Transaction Documents, subject, if applicable, to the Company Stockholder Approval, including cooperating fully with the other party. The Company will use all reasonable efforts to obtain any consent from third parties necessary to allow the Company to continue operating its business as presently conducted as a result of the consummation of the transactions contemplated hereby (including, without limitation, those consents set forth on Schedule 4.1(c)).

                 (b) In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the parties to this Agreement shall direct their respective officers and directors to take all such necessary action.

         6.7 PUBLICITY. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Offer or the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law (or stock exchange rules), in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

         6.8 WITHHOLDING RIGHTS. Parent and Sub, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Offer to any holder of shares of Company Common Stock or Options such amounts as Parent or Sub, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Options in respect of which such deduction and withholding was made by Parent or Sub.

         6.9     HSR AND OTHER GOVERNMENTAL APPROVALS.

                 (a) Each party hereto shall file or cause to be filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") any notification required to be filed by their respective "ultimate parent" companies under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated in the Transaction Documents. Such parties will use all reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Entity or members or their respective staffs, on the other hand, with respect to the Transaction Documents transactions contemplated thereby, other than personal financial information filed therewith.

                 (b) Each party hereto shall cooperate and use its reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent or the Company or any of their respective affiliates in connection with the Offer and the Merger or the taking of any other action contemplated by the Transaction Documents; provided, however, that Parent, Sub and their respective affiliates shall not be required to divest of any assets in connection therewith.

                 (c) Each party hereto agrees to furnish the others with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including without limitation any filings necessary under the provisions of the HSR Act.

                 (d) Without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary or otherwise reasonably requested by Parent to exempt the Offer and the Merger from the provisions of any applicable takeover, business combination, control share acquisition or similar statute and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger or any of the Transaction Documents or the transactions contemplated thereby, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by any of the Transaction Documents may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by any of the Transaction Documents.

         6.10 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt written notice to the other of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of such party contained in this

Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, (b) the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) in the case of the Company, the occurrence of any threat by any executive officer or senior management employee of the Company or any of its Subsidiaries to resign or otherwise terminate their employment relationship with the Company or any of its Subsidiaries.

         6.11    Continuation of Employee Benefits.

                 (a) On and after the Effective Time, officers and employees of the Company and the officers and employees of its Subsidiaries shall be provided employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, medical (which eligibility shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of such benefits, plans or programs of the Company or its Subsidiaries), profit sharing (including 401(k)), severance, salary continuation and fringe benefits) which are substantially similar in the aggregate to those generally made available by the Company or its Subsidiaries to its officers and employees as of the date hereof. For purposes of eligibility to participate and vesting in all benefits provided to officers and employees, the officers and employees of the Company and the officers and employees of its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and prior employers to the extent service with the Company and its Subsidiaries and prior employers is taken into account under plans of the Company and its Subsidiaries. With respect to determining employee bonuses under the Grist Mill Co. Annual Incentive Program for Fiscal Year June 1, 1997 - May 31, 1998 (listed on Schedule 4.1(k)), the revenues and financial results of the Company for its fiscal year 1998 shall be calculated without regard to the effects of the Offer, the Merger, this Agreement and the other transactions contemplated hereby, including, without limitation, the payment by the Company of investment banker, legal, accounting and other professional fees related to this Agreement and the transactions contemplated hereby. At the Effective Time, the Surviving Corporation shall adopt a severance plan in the form attached hereto as Schedule 6.11 and shall keep such plan in effect for a period of not less than one year. Upon termination of any medical plan of the Company or any of its Subsidiaries, individuals who were officers or employees of the Company or its Subsidiaries at the Effective Time shall become eligible to participate in the medical plan of IHF. Amounts paid before the Effective Time by officers and employees of the Company and officers and employees of its Subsidiaries under any medical plans of the Company or its Subsidiaries shall after the Effective Time be taken into account in applying deductible and out-of-pocket limits applicable under the medical plan of IHF provided as of the Effective Time to the same extent as if such amounts had been paid under such medical plan of IHF.

                 (b) Nothing contained in this Section 6.11 shall create any third party beneficiary rights in any officer or employee or former officer or employee (including any beneficiary or dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

         6.12 Trustees. The Company will use its reasonable efforts to obtain from each officer or director of the Company or any of its Subsidiaries who is serving as a trustee of any Benefit Plan a duly executed resignation letter resigning from such position effective as of the Effective Time.

         6.13 Withdrawal Liability. The Company will cooperate with Parent and use its best efforts to obtain from each Multiemployer Plan as soon as possible following the execution of this Agreement (a) a copy of each Multiemployer Plan and all amendments thereto and (b) an estimate of the withdrawal liability as defined in Section 4201 of ERISA (without regard to any subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA) which would be owed by the Company or its ERISA Affiliates to such Multiemployer Plan if the Company or its ERISA Affiliates ceased contributing to such Multiemployer Plan immediately before the consummation of the transactions contemplated by this Agreement (the "Withdrawal Liability"); the Company will cooperate with Parent and use reasonable efforts to obtain (and provide to Parent) from each Multiemployer Plan as soon as possible following the execution of this Agreement all information necessary for the Company to compute the Withdrawal Liability; and the Company will provide all such documents, information and estimates to Parent upon receipt.

         6.14 PREPARATION OF THE PROXY STATEMENT; COMPANY STOCKHOLDERS MEETING; MERGER WITHOUT A COMPANY STOCKHOLDERS MEETING.

                 (a) The Company and Parent will, as soon as practicable following the acceptance for payment of and payment for shares of the Company Common Stock by Sub in the Offer, prepare and file the Proxy Statement in preliminary form with the SEC. The Company will use all reasonable efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date.

                 (b) If adoption of this Agreement is required by applicable law, the Company will, as soon as practicable following the acceptance for payment of and payment for shares of the Company Common Stock by Sub in the Offer, duly call, give notice of, convene and hold a meeting of the Company's stockholders for the purpose of adopting this Agreement or, in lieu of such meeting, Parent and Sub, as soon as practicable following the Funding Date, shall cause this Agreement to adopted by written consent of stockholders. At such stockholders meeting (or in connection with any consent in lieu thereof), Parent shall cause all of the shares of Company Common Stock then owned by Parent or Sub to be voted in favor, or consented to, the adoption of this Agreement.

                 (c) Notwithstanding the foregoing clauses (a) and (b), in the event that Parent and Sub shall acquire in the aggregate at least 90% of the outstanding shares of Company Common Stock in the Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

         6.15    STOCK OPTION

                 (a) Grant of Common Share Option. The Company hereby grants to Sub an irrevocable option (the "Common Share Option") to purchase for a per share price equal to the per share Merger Consideration (the "Per Common Share Price") in cash a number of shares of Company Common Stock (the "Optioned Common Shares") equal to the Applicable Common Share Amount. The "Applicable Common Share Amount" shall be the lesser of (i) the number of shares of Company Common Stock which, when added to the number of shares of Company Common Stock owned by Sub immediately prior to the exercise of the Common Share Option, would result in Sub owning immediately after the exercise of the Common Share Option 90% of the then outstanding shares of Company Common Stock and (ii) the number of shares of Company Common Stock represented by (x) the total authorized number of shares of Company Common Stock under the Company's certificate of incorporation less (y) the sum of the number of shares of Company Common Stock outstanding plus the number of shares of Company Common Stock reserved for issuance, subscribed for or otherwise committed for issuance. Sub may exercise the Common Share Option only if (a) the Funding Date shall have occurred, (b) upon such exercise, it shall own at least 90% of the then outstanding shares of Company Common Stock and (c) such exercise would not violate applicable law. The Common Share Option shall expire if not exercised prior to the earlier of the Effective Time and 12:00 midnight, Eastern time, on the date 15 business days after the Funding Date.

                 (b) Exercise of Options. Provided that the conditions to exercise the Common Share Option set forth in Section 6.15(a) are satisfied, Sub may exercise the Common Share Option only in whole at any time prior to the expiration of such option. In the event that Sub wishes to exercise the Common Share Option, Sub shall give written notice (the date of such notice being herein called the "Notice Date") to the Company specifying the number of Optioned Common Shares it will purchase pursuant to such exercise and a place and date (not later than ten business days from the Notice Date) for the closing of such purchase.

                 (c) Payment of Purchase Price and Delivery of Certificates for Optioned Shares. At any closing of the Common Share Option,
(i) Sub will make payment to the Company of the full purchase price for the Optioned Common Shares in New York Clearing House funds by certified or official bank check payable to the order of the Company, in an amount equal to the product of the Per Common Share Price multiplied by the number of Optioned Common Shares being purchased at such closing and (ii) the Company will deliver to Sub a duly executed certificate or certificates representing the number of Optioned Common Shares so purchased, registered in the name of Sub or its nominee in the denomination designated by Sub in its notice of exercise.

                 (d) Securities Act. Sub represents that any Optioned Common Shares purchased by Sub will be acquired for investment only and not with a view to any public distribution thereof and Sub will not offer to sell or otherwise dispose of any Optioned Common Shares so acquired by it in violation of the registration requirements of the Securities Act.

                 (e) Adjustment upon Changes in Capitalization. In the event of any change in the number of outstanding Company Common Shares by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure of the Company that would have the effect of diluting Sub's rights under the Common Share Option, the number of Optioned Common Shares and the Per Common Shares Price shall be adjusted appropriately so as to restore Sub to its rights hereunder with respect to the Common Share Option; provided, however, that nothing in this Section 6.15 shall be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

         6.16 TERMINATION OF AFFILIATE AGREEMENTS. Effective as of the closing of the Offer, the Company shall cause each of the agreements described on Schedule 4.1(w) (except as otherwise agreed to in writing by Parent) to be terminated without any liability to the Company or any of its Subsidiaries.

         6.17 OTHER ACTIONS. Except as expressly permitted by the terms of this Agreement, the Company will not knowingly or intentionally take or agree or commit to take, nor will it permit any of its Subsidiaries to take or agree or commit to take, any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue in any material respect.

         6.18 APPRAISAL RIGHTS. The Company shall not settle or compromise any claim for appraisal rights in respect of the Merger without the prior consent of Parent, which consent shall not be unreasonably withheld.

         6.19 FUNDING. IHF shall use reasonable efforts to obtain the funding contemplated by Section 4.2(e) in accordance with the terms and conditions of the Financing Facility and to contribute such funds to Parent.


                                   ARTICLE 7

                              CONDITIONS PRECEDENT

         7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                 (a) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon if such vote is required by applicable law; provided that the Parent and Sub shall vote all shares of Company Common Stock purchased pursuant to the Offer or the Stockholder Agreement in favor of the adoption of this Agreement.

                 (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements shall have been placed on the Company, Parent, Sub or the Surviving Corporation in connection therewith.

                 (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such Injunction vacated.

                 (d) Statutes. No Law shall have been enacted, promulgated or otherwise issued by any Governmental Entity which prohibits the consummation of the Merger.

                 (e) Payment for Shares. Sub shall have accepted for payment and paid for the Shares tendered in the Offer; provided that this condition shall be deemed to have been satisfied if Sub, in violation of the terms and conditions of the Offer, fails to accept for payment and pay for Shares tendered pursuant to the Offer.


                                   ARTICLE 8

                           TERMINATION AND AMENDMENT

         8.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or by
Parent:

                 (a)      by mutual written consent of the Company and Parent;

                 (b) by either the Company or Parent if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Offer or Merger shall have become final and non-appealable;

                 (c) by Parent, prior to the acceptance of Shares for payment pursuant to the Offer, if (i) any person has become an Acquiring Person (as defined in the Rights Agreement), (ii) a Stock Acquisition Date (as defined in the Rights Agreement) has occurred, or (iii) a Flip-In Event (as defined in the Rights Agreement) has occurred;

                 (d) by Parent prior to the acceptance of Shares for payment pursuant to the Offer, so long as none of IHF, Parent or Sub is then in material breach of its obligations hereunder, if (i) there has been a breach of any representation or warranty (when made on or at the time of termination as if made on such date of termination, except to the extent it relates to a particular date) on the part of the Company (provided that any representation or warranty of the Company contained herein that is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of the Company), and which breach has not been cured within five calendar days following receipt by the Company of notice of such breach and is existing at the time of the termination of this Agreement, except for such breaches that would not, individually or in the aggregate with any other breaches on the part of the Company, have a Material Adverse Effect on the Company or materially and adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby or (ii) there has been a breach of any representation or warranty (when made on or at the time of termination as if made on such date of termination, except to the extent it relates to a particular date) contained in Section 4.1(b) on the part of the Company;

                 (e) by Parent prior to the acceptance of Shares for payment pursuant to the Offer, so long as none of IHF, Parent or Sub is then in material breach of its obligations hereunder, if there has been a breach of
Section 3.5(d), Section 5.2(b) or Section 6.2 or a material breach of any other covenant or agreement on the part of the Company set forth in this Agreement (provided that any covenant or agreement of the Company contained herein the performance of which is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof on the part of the Company), and which breach (other than a breach of any covenant or agreement set forth in Section 3.5(d), Section 5.2(b) or Section 6.2) has not been cured within five calendar days following receipt by the Company of notice of such breach and is existing at the time of the termination of this Agreement;

                 (f) by the Company prior to the acceptance of Shares for payment pursuant to the Offer, so long as the Company is not then in material breach of its obligations hereunder, if there has been a breach of any representation or warranty (when made on or at the time of termination as if made on such date of termination, except to the extent it relates to a particular date) on the part of IHF, Parent or Sub (provided that any representation or warranty of IHF, Parent or Sub contained herein that is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of IHF, Parent or Sub), and which breach has not been cured within five calendar days following receipt by IHF, Parent or Sub of notice of such breach and is existing at the time of the termination of this Agreement, except for such breaches that, individually or in the aggregate with any other breaches on the part of IHF, Parent or Sub, would not materially and adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby;

                 (g) by the Company prior to the acceptance of Shares for payment pursuant to the Offer, so long as the Company is not then in material breach of its obligations hereunder, if there has been a material breach of any covenant or agreement on the part of IHF, Parent or Sub set forth in this Agreement (provided that any covenant or agreement of IHF, Parent or Sub contained herein the performance of which is subject to a "materiality," "Material Adverse Effect" or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof on the part of IHF, Parent or Sub), and which breach has not been cured within five calendar days following receipt by IHF, Parent or Sub of notice of such breach and is existing at the time of the termination of this Agreement;

                 (h) by Parent prior to the acceptance of Shares for payment pursuant to the Offer if (i) the Board of Directors of the Company (whether or not under circumstances permitted by this Agreement) shall have failed to make the recommendation contemplated by Section 1.3 in the Offer Documents and the Proxy Statement or shall have withdrawn or modified, in any manner which is adverse to Parent, its recommendation or approval of the Offer, the Merger or this Agreement and the transactions contemplated hereby, or shall have resolved to do so, it being understood that a communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(e)(3) of the Exchange Act (or any similar communication to the stockholders of the Company in connection with the amendment of a tender or exchange offer) shall not be deemed to constitute such a withdrawal or modification, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal, or shall have resolved to do so, (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced (other than by the Sub or its affiliates) and the Board of Directors of the Company fails to recommend, within the time period required by Rule 14e-2 of the Exchange Act, against the stockholders of the Company tendering their shares into such tender offer or exchange offer or (iv) an Acquisition Proposal has been publicly announced by the Company and the Company shall fail to publicly reaffirm its approval or recommendation of the Offer, the Merger and this Agreement on or before the tenth business day following the date on which such Acquisition Proposal shall have been announced; provided that Parent may condition the effectiveness of such termination pursuant to this Section 8.1(h) upon receipt by Parent or its designee of the amounts that are payable to Parent or its designee under
Section 6.3;

                 (i) by the Company prior to the acceptance of Shares for payment pursuant to the Offer, pursuant to the termination right permitted by clause (i)(B) of Section 6.2; provided that the Company may not effect such termination pursuant to this Section 8.1(i) unless and until (i) Parent receives at least five days prior written notice (which notice shall include the identity of the person or entity making the relevant Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and the material terms and conditions of any agreements or arrangements to be entered into in connection with such Acquisition Proposal with any party to the Stockholder Agreement with respect to his then existing agreements and arrangements with the Company, to the extent known to the Company) from the Company of its intention to effect such termination pursuant to this Section 8.1(i), and (ii) if during such five- day period Parent shall have revised the terms and conditions of the Offer or the Merger, the Board of Directors of the Company, after receiving advice from the Company's financial and legal advisors, shall have determined in good faith that the terms and conditions of the Acquisition Proposal giving rise to this termination right are superior to those of the Offer and the Merger as so revised; provided that the Company may not effect such termination pursuant to this Section 8.1(i) unless the Company has contemporaneously with such termination tendered payment to Parent or Parent's designee of the amounts that are due Parent or Parent's designee under Section 6.3;

                 (j) by Parent, if the Offer terminates, is withdrawn, abandoned or expires by reason of the failure to satisfy any condition set forth in Exhibit C hereto; provided, however, that the Parent may not so terminate if the termination, withdrawal, abandonment or expiration of the Offer arises from a breach of this Agreement by IHF, Parent or Sub; and provided further that if the condition set forth in item 3 of Exhibit C has not been satisfied, IHF, Parent and Sub shall, jointly and severally, pay to the Company contemporaneously with such termination a fee in the amount of $3,362,711, plus such amount, not to exceed $250,000, necessary to reimburse the Company for out-of-pocket fees, costs and expenses incurred by the Company in connection with the transactions contemplated in the Transaction Documents, including, without limitation, (1) fees, costs and expenses of accountants, escrow agents, legal counsel, financial advisors and other similar advisors and (2) fees paid to any Governmental Entity;

                 (k) by the Company, if the Offer shall have expired or shall have been withdrawn, abandoned or terminated without any shares of Company Common Stock being purchased by Sub thereunder; or

                 (l) by the Company, if the Funding Date does not occur when required under the Exchange Act (but which in no event shall be more than four business days following the acceptance by Sub of Shares tendered pursuant to the Offer).

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Parent, Sub or the Company or their respective affiliates, officers, directors or shareholders, except (a) Section 6.1(c), Section 6.3, Section 8.2 and Article 9 shall survive such termination, and (b) no such termination shall relieve any party from liability for a breach of any term or provision hereof.

         8.3 AMENDMENT. Subject to the provisions of Section 1.4(c), this Agreement may be amended, modified or supplemented, before or after the Company Stockholder Approval, only by written agreement of Parent, Sub and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the Company Stockholder Approval, no term or condition contained in this Agreement shall be amended or modified in any manner that by law requires further approval by the stockholders of the Company without so obtaining such further stockholder approval.

         8.4 EXTENSION; WAIVER. Subject to Section 1.4(c), at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and
(c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                   ARTICLE 9

                               GENERAL PROVISIONS

         9.1 NONSURVIVAL OF COVENANTS AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements contained in Article 3, Section 6.3, Section 6.5, Section 6.8, Section 6.11 and any other covenant or agreement that contemplates performance after the Effective Time.

         9.2 CONFIDENTIALITY AGREEMENT. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder; provided, however, that the terms and provisions of the Confidentiality Agreement are hereby waived, amended or modified to the extent necessary to permit the consummation of the transactions contemplated by the Transaction Documents. Upon the Funding Date, the terms and provisions of the Confidentiality Agreement shall terminate in full.

         9.3 NOTICES. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                 (a)      if to IHF, Parent or Sub, to:
                          International Home Foods, Inc.
                          1633 Littleton Road
                          Parsippany, New Jersey 07054
                          Attn: General Counsel
                          Telecopy: 973-254-5460

                          with copies to:
                          Hicks, Muse, Tate & Furst Incorporated
                          200 Crescent Court, Suite 1600
                          Dallas, Texas 75201
                          Attn: Lawrence D. Stuart, Jr.
                          Telecopy: 214-740-7313

                          Vinson & Elkins, L.L.P.
                          2001 Ross Avenue, Suite 3700
                          Dallas, Texas 75201
                          Attn: A. Winston Oxley
                          Telecopy: 212-999-7891

                 (b)      if to the Company, to:
                          Grist Mill Co.
                          21340 Hayes Avenue
                          Lakeville, Minnesota 55044-0430
                          Attn: Glen S. Bolander
                          Telecopy: 612-469-5550
                          with a copy to:
                          Barack Ferrazzano Kirschbaum Perlman & Nagelberg 333 West Wacker Drive, Suite 2700
                          Chicago, Illinois 60606
                          Attn: Charles H. Perlman, Esq.
                          Telecopy: 312-984-3150

         9.4 INTERPRETATION. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, list of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (together with the Confidentiality Agreement (as amended by Section 9.2), the other Transaction Documents, and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.11 (to the extent stated therein) and Section 6.5, each of which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons; it being understood and agreed that if any such person shall institute and prevail in any proceeding against Parent, Sub or the Surviving Corporation in respect of a breach by Parent, Sub or the Surviving Corporation of its covenants and agreement contained in Section 6.11 or Section 6.5, Parent, Sub and the Surviving Corporation shall, jointly and severally, pay the reasonable expenses of such person (including attorney's fees) incurred in connection with such proceedings to the fullest extent authorized by applicable law.

         9.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder (a) to any newly-formed direct wholly-owned Subsidiary of Parent or Sub or (b) in the form of a collateral assignment to any institutional lender who provides funds to Parent or its affiliates for the consummation of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         9.9 DIRECTOR AND OFFICER LIABILITY. The directors, officers, and stockholders of Parent and its affiliates shall not have any personal liability or obligation arising under the Transaction Documents (including any claims that the Company may assert) other than as an assignee of a Transaction Document. Except to the extent that a person is a party signatory thereto, the directors, officers, and stockholders of the Company and its affiliates shall not have any personal liability or obligation arising under the Transaction Documents (including any claims that Parent or Sub may assert) other than as an assignee of a Transaction Document.

         9.10 SPECIFIC PERFORMANCE. The parties recognize that in the event the Company should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Parent and Sub shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the Company hereby waives the defense that there is an adequate remedy at law.

         9.11 EFFECTIVENESS. This Agreement shall not become effective until such time as this Agreement and all other Transaction Documents (or counterparts thereof) have been executed and delivered by each of the parties thereto.

         9.12 PUBLICITY. The initial press release announcing this Agreement will be a joint press release and thereafter the parties hereto will consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby.


                                   ARTICLE 10

                                   GUARANTEE

         10.1 LIMITED GUARANTEE. IHF hereby guarantees the full and complete performance of each of the covenants and agreements made in this Agreement by either Parent or Sub and the respective obligations of Parent and Sub arising under this Agreement; provided, however, that the above guarantee by IHF is hereby expressly limited in that in no event shall IHF's liabilities or obligations under such guarantee exceed $3,612,711.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of March 10, 1998.

                                PARENT:

                                IHF/GM HOLDING CORPORATION



                                By:  /s/ ANDREW S. ROSEN
                                    ------------------------------------
                                         Andrew S. Rosen
                                         Vice President


                                SUB:

                                IHF/GM ACQUISITION CORPORATION



                                By:  /s/ ANDREW S. ROSEN
                                    ------------------------------------
                                         Andrew S. Rosen
                                         Vice President


                                IHF:

                                INTERNATIONAL HOME FOODS, INC.



                                By:  /s/ ANDREW S. ROSEN
                                    ------------------------------------
                                         Andrew S. Rosen
                                         Vice President


                                COMPANY:

                                GRIST MILL CO.



                                By:  /s/ GLEN S. BOLANDER
                                    ------------------------------------
                                         Glen S. Bolander
                                         President and Chief Executive Officer

                                   EXHIBIT A

                             STOCKHOLDER AGREEMENT

         THIS STOCKHOLDER AGREEMENT, dated as of March 10, 1998 (this "Agreement"), is made and entered into by and among IHF/GM Holding Corporation, a Delaware corporation ("Parent"), IHF/GM Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), Glen S. Bolander (the "Stockholder"), and solely for purposes of Sections 5(c), 6 and 10(b) of this Agreement, Grist Mill Co., a Delaware corporation (the "Company").

                                   WITNESSETH

         WHEREAS, concurrently herewith, International Home Foods, Inc., a Delaware corporation, Parent, Sub and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Sub will be merged with and into the Company (the "Merger"); capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement; and

         WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that Stockholder agree, and Stockholder has agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and the benefits to be received by the parties under the terms of the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.      Definitions.  For purposes of this Agreement:

                 (a) "Acquisition Proposal" shall mean any agreement, letter of intent, or offer (other than the transactions contemplated in the Merger Agreement) involving the Company or any of its Subsidiaries for: (i) any merger, consolidation, share exchange, recapitalization, reorganization, business combination, or other similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any tender offer or exchange offer for all or any portion of the outstanding shares of capital stock of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act of 1933 in connection therewith, but shall not include the Second Transaction (as defined herein).

                 (b) "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

                 (c) "Alternative Disposition" shall have the meaning ascribed to such term in Section 4(a).

                 (d) "Alternative Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by Stockholder and his Affiliates in connection with or as a result of an Alternative Disposition or any agreements or arrangements (including, without limitation, any employment agreement, consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement or release agreement) entered into, directly or indirectly, by Stockholder or his Affiliates (excluding officers and directors of the Company) as a part of or in connection with the Alternative Disposition or associated Acquisition Proposal.

                 (e) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean bearing "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include (i) securities Beneficially Owned by all other Persons (who are Affiliates of such Person excluding officers and directors of the Company) who together with such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act and (ii) securities Beneficially Owned by that Person's spouse and children.

                 (f) "Current Transaction Consideration" shall mean the sum of all amounts to be received, directly or indirectly, by Stockholder and his Affiliates pursuant to all of the Transaction Documents as in effect on the date hereof and pursuant to that certain Employment and Non-Competition Agreement by and between Stockholder and International Home Foods, Inc. dated as of the date hereof.

                 (g) "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

                 (h) "Second Transaction" shall have the meaning ascribed to such term in Section 4(b).

                 (i) "Second Transaction Consideration" shall mean the sum of all amounts to be received, directly or indirectly, by Stockholder and his Affiliates (excluding officers and directors of the Company) in connection with or as a result of a Second Transaction or any agreements or arrangements entered into, directly or indirectly, by Stockholder or his Affiliates as a part of or in connection with the Second Transaction.

                 (j) "Shares" shall mean, with respect to Stockholder, all shares of Company Common Stock held of record or Beneficially Owned by Stockholder, whether currently issued or hereinafter acquired, and for the purposes of Section 4 of this Agreement shall also include, without duplication, any securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, including without limitation any stock options held of record or Beneficially Owned by Stockholder.

                 (k) "Termination Date" shall mean the date that the Merger Agreement has been terminated.

                 (l) "Underlying Shares" shall mean the shares of Company Common Stock issuable to Stockholder upon the exercise by Stockholder of the Options Beneficially Owned by him.

         2.      Voting Matters.

                 (a) From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, at any meeting of the holders of Company Common Stock, however called, or in any other circumstance upon which the vote, consent or other approval of holders of the Company Common Stock is sought, Stockholder shall vote (or cause to be voted) his issued and outstanding Shares:

                          (i)     against any action or agreement that would
result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of the Company under the Merger Agreement or this Agreement; and

                          (ii)    against the following actions (other than the
Merger and the transactions contemplated by the Merger Agreement):

                                  (A)      any Acquisition Proposal other than
an Acquisition Proposal with Parent or any Affiliate thereof, and

                                  (B)      to the extent that such (1) are
intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Offer, the Merger or the transactions contemplated by the Merger Agreement or this Agreement or (2) are intended to, or could reasonably be expected to, implement or lead to any Acquisition Proposal (other than an Acquisition Proposal with Parent or any Affiliate thereof): (x) any change in a majority of the persons who constitute the board of directors of the Company; (y) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or by-laws (other than as expressly contemplated by the Merger Agreement); or (z) any other material change in the Company's corporate structure or business.

                 (b) Stockholder hereby grants to, and appoints, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), from and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, to vote his Shares, or to grant a consent or approval in respect of his Shares. Stockholder intends such proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Stockholder with respect to his Shares.

                 (c) From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, Stockholder shall not enter into any agreement or understanding with any Person or entity the effect of which would be inconsistent with or violate the provisions and agreements contained in this
Section 2.

                 (d) Nothing herein shall in any way restrict or limit Stockholder from taking any action in his capacity as a director or officer of the Company or otherwise fulfilling his fiduciary obligations as a director and officer of the Company.

         3.      Tender Agreement and Purchase Option.

                 (a) Stockholder hereby agrees that he shall (i) tender all of his Shares into the Offer promptly, and in any event no later than the third business day following the commencement of the Offer, and (ii) not withdraw any Shares so tendered prior to the occurrence of the Termination Date.

                 (b) In the event that (i) the Minimum Condition is not satisfied, (ii) Sub notifies Stockholder that Sub is prepared to close the tender but for the fact that the Minimum Condition is not satisfied, and (iii) the tender by Stockholder of the Underlying Shares would cause the Minimum Condition to be satisfied, then Stockholder hereby agrees that, at any time prior to the Termination Date, immediately upon the request of Sub, he shall exercise all of the Options Beneficially Owned by him and immediately tender the Underlying Shares received upon such exercise into the Offer (and not withdraw such Underlying Shares so tendered). Sub shall advance to Stockholder the funds necessary to pay the exercise price of such Options, and Stockholder shall repay Sub the amount of such advance, without interest, immediately upon receipt of the Offer Consideration by him for his Underlying Shares.

                 (c)      In the event that (i) the Offer has been consummated,
(ii) the Stockholder has not exercised his Options pursuant to Section 3(b),
(iii) Sub has acquired pursuant to the Offer a number of shares of Company Common Stock which constitutes, on a fully diluted basis (as defined in Section
1.1 of the Merger Agreement), less than 90% of the outstanding shares of Company Common Stock, and (iv) the shares of Company Common Stock acquired by Sub pursuant to the Offer or otherwise, together with the Underlying Shares, aggregate at least 90% of the outstanding shares of Company Common Stock, then Stockholder hereby agrees that, immediately upon the request of Sub, he shall
(y) exercise all of the Options Beneficially Owned by him and (z) immediately sell to Sub each Underlying Share received upon such exercise, free and clear of all Liens, in consideration of an amount equal to the Offer Consideration as in effect on the date of this Agreement (subject to adjustment as provided in Section 4(b) below).

                 (d) Except as may be required by Section 3(b) or Section 3(c), Stockholder hereby agrees that he shall not exercise any Options that he Beneficially Owns.

         4.      Capture.

                 10.2 In the event that the Shares of Stockholder are sold, transferred, exchanged, canceled or disposed of in connection with or as a result of any Acquisition Proposal that is in existence on, or that has been otherwise made prior to the first anniversary of, the Termination Date

(an "Alternative Disposition") then, within five business days after the closing of such Alternative Disposition, Stockholder shall tender and pay to, or shall cause to be tendered and paid to, the Parent (or its designee), in immediately available funds, the Profit realized from such Alternative Disposition, less any withholdings. As used in this Section 4(a), "Profit" shall mean an amount equal to the excess, if any, of the Alternative Transaction Consideration over the Current Transaction Consideration.

                 10.3 If, following the date of this Agreement, the amount of the Offer Consideration, the Merger Consideration or the consideration payable in respect of the Options as currently provided for in the Merger Agreement should be increased (a "Second Transaction"), then (i) if the Options Beneficially Owned by Stockholder have not been exercised, at the option of Sub in its sole discretion, (y) Stockholder shall tender and pay, or cause to be tendered and paid, to Parent, or its designee, in immediately available funds, the Profit realized by Stockholder, less any withholdings, from the Second Transaction or (z) the amount Stockholder shall receive in respect of his Options as provided in the Merger Agreement shall be reduced by the Profit realized by Stockholder from the Second Transaction or (ii) if the Options Beneficially Owned by Stockholder have been exercised as contemplated in
Section 3(c), the amount Stockholder shall receive in respect of his Underlying Shares as provided in Section 3(c) shall be reduced by the Profit realized by Stockholder from the Second Transaction. As used in this Section 4(b), "Profit" shall mean an amount equal to the excess, if any, of the Second Transaction Consideration over the Current Transaction Consideration.

                 10.4 For purposes of determining Profit under this Section 4, (i) all non-cash items shall be valued based upon the fair market value thereof as determined by an independent expert selected by Parent and who is reasonably acceptable to Stockholder, (ii) all deferred payments or consideration shall be discounted to reflect a market rate of net present value thereof as determined by the above-referenced independent expert, (iii) all contingent payments will be assumed to have been paid and (iv) if less than all of Stockholder's Shares are subject to the Alternative Disposition or Second Transaction then the Current Transaction Consideration shall be deemed to be an amount equal to the Current Transaction Consideration multiplied by a fraction, the numerator of which is the number of Stockholder's Shares sold, transferred, exchanged, canceled or disposed of in such Alternative Disposition or Second Transaction and the denominator of which is the total number of Stockholder's Shares. In the event any contingent payments included in the determination of Profit ultimately are not paid pursuant to an Alternative Disposition, then Parent shall promptly reimburse Stockholder for any amounts paid to Parent hereunder in respect of such uncollected contingent payments promptly after receipt of written notice of such non-payment.

         5.      Covenants. Representations and Warranties of Stockholder.

                 (a) Stockholder hereby represents, warrants and covenants to Parent and Sub as follows:

                          (a) Ownership. Stockholder is either (A) the record and Beneficial Owner of, or (B) the Beneficial Owner but not the record holder of, the number of issued and outstanding shares of Company Common Stock set forth on Part I of Schedule A hereto and the Options set forth on Part II of Schedule A hereto. As of the date of this Agreement, the shares of Company Common Stock set forth on
         Part I of Schedule A hereto constitute all of the issued and outstanding Shares owned of record or Beneficially Owned by Stockholder. Except as otherwise set forth in Part I to Schedule A hereto, Stockholder has sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth on Part I of Schedule A hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                          (b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of that Stockholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby. If Stockholder is married and Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Stockholder's spouse, enforceable against such person in accordance with its terms.

                          (c) No Conflicts. Except for the filing of an amendment to Stockholder's Schedule 13D or 13G, if any, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with Stockholder's ability to perform his obligations hereunder, and none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of his properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of his properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Stockholder to perform the obligations hereunder.

                          (d) No Encumbrances. Except (A) as required herein, (B) for pledges or encumbrances created in compliance with
         Section 5(a)(vi), and (C) items listed in Part I to Schedule A which shall be released or modified to comply with Section 5(a)(vi) not later than 10 business days after the date hereof, at all times thereafter during the term hereof, all of Stockholder's Shares as set forth on Part A of Schedule I hereto will be held by Stockholder, an Affiliate of Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any liens, claims, understandings or arrangements that do not limit or impair Stockholder's ability to perform his obligations under this Agreement.

                          (e) No Solicitation. Stockholder shall comply with the terms of Section 6.2 of the Merger Agreement.

                          (f)     Restriction on Transfer, Proxies and
         Non-Interference. Except as expressly contemplated hereby, from and after the date of this Agreement and ending as of the first to occur of the Effective Time or the first anniversary of the Termination Date, Stockholder shall not, and shall cause each of his Affiliates who Beneficially Own any of Stockholder's Shares not to, directly or indirectly, without the consent of Parent: (A) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of his Shares, or any interest therein, (B) grant any proxies or powers of attorney, deposit any or all of his Shares into a voting trust or enter into a voting agreement with respect to his Shares, (C) enter into any agreement or arrangement providing for any of the actions described in clause (A) or (B) above, or (D) take any action that could reasonably be expected to have the effect of preventing or disabling Stockholder from performing his obligations under this Agreement; provided, however, that after the occurrence of the Termination Date, Stockholder may, in accordance with Section 4, sell or tender any or all of his Shares, or take any of the other actions described above, in connection with an Acquisition Proposal.

                          (g) Further Assurances. From time to time, at Parent's request and without further consideration, Stockholder shall execute and deliver such additional documents as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

                 (b) Parent and Sub hereby represent, warrant and covenant to Stockholder as follows:

                          (i) Organization. Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. Each of Parent and Sub has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

                          (ii) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by either Parent or Sub and the consummation by Parent and Sub of the transactions contemplated hereby, except where the failure to obtain such consent, permit, authorization, approval or filing would not interfere with its ability to perform its obligations hereunder, and none of the execution and delivery of this Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent and Sub with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents applicable to Parent or Sub,
         (B) in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Sub is a party or by which Parent or Sub or any of Parent's or Sub's properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Sub or any of Parent's or Sub's properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere with the ability of Parent or Sub to perform its obligations hereunder.

                          (iii) Execution. Delivery and Performance by Parent and Sub. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Sub, and each of Parent and Sub has taken all other actions required by law, its certificate of incorporation and its by-laws to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of Parent and Sub and is enforceable in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

                 (c) The Company hereby represents and warrants to Parent and Sub that the Board of Directors of the Company has approved the terms of this Agreement and the transactions contemplated herein and such approval is sufficient to render inapplicable to this Agreement and the transactions contemplated herein the provisions of Section 203 of the Delaware General Corporation Law.

         6. Stop Transfer. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the first anniversary of the Termination Date, Stockholder will not request that the Company register (and the Company agrees not to register) the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Stockholder's Shares, except as otherwise contemplated hereby, including, without limitation, the proviso contained in Section 5(a)(vi).

         7. Recapitalization. In the event of a stock dividend or distribution, or any change in the Shares by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall include, without limitation, all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged as may be appropriate to reflect such event.

         8. Stockholder Capacity. Except as set forth 5(a)(v), Stockholder does not make any agreement or understanding herein in his capacity as a director or officer of the Company and nothing herein shall limit or affect any action taken by Stockholder in such capacity.

         9. Merger Agreement and Options. Stockholder hereby consents and agrees to the treatment of Options Beneficially Owned by Stockholder or his Affiliates as set forth in the Merger Agreement.

         10.     Miscellaneous.

                 (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                 (b) Amendments. Waivers. Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided that all of the provisions of this Agreement other than Section 5(c), Section 6 and this Section 10(b) may be amended without the consent of the Company.

                 (c) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         (i) if to Parent or Sub, to:
                          c/o International Home Foods, Inc.
                          1633 Littleton Road
                          Parsippany, New Jersey 07054
                          Attn: General Counsel
                          Telecopy: 973-254-5460

                          with copies to:
                          Hicks, Muse, Tate & Furst Incorporated
                          200 Crescent Court, Suite 1600
                          Dallas, Texas 75201
                          Attn: Lawrence D. Stuart, Jr.
                          Telecopy: 214-740-7313

                          Vinson & Elkins, L.L.P.

                          2001 Ross Avenue, Suite 3700
                          Dallas, Texas 75201
                          Attn: A. Winston Oxley
                          Telecopy: 212-999-7891

         (ii)  if to the Company, to:
                          Grist Mill Co.
                          21340 Hayes Avenue
                          Lakeville, Minnesota 55044-0430
                          Attn: Glen S. Bolander
                          Telecopy: 612-469-5550

                 with a copy to:
                          Barack Ferrazzano Kirschbaum Perlman & Nagelberg 333 West Wacker Drive, Suite 2700
                          Chicago, Illinois 60606
                          Attn: Charles H. Perlman, Esq.
                          Telecopy: 312-984-3150

         (iii)  if to Stockholder, to:
                          Glen S. Bolander
                          Grist Mill Co.
                          21340 Hayes Avenue
                          Lakeville, Minnesota 55044-0430
                          Telecopy: 612-469-5550

                          with a copy to:
                          Barack Ferrazzano Kirschbaum Perlman & Nagelberg 333 West Wacker Drive, Suite 2700
                          Chicago, Illinois 60606
                          Attn: Charles H. Perlman, Esq.
                          Telecopy: 312-984-3150

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                 (d) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                 (e) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by a Stockholder of any covenants or agreements contained in this Agreement will cause the Parent and Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the Parent or Sub shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

                 (f) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                 (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                 (h) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that, in the event of Stockholder's death, the benefits and obligations of Stockholder hereunder shall inure to his successors and heirs.

                 (i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                 (j) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

                 (k) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                 (l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

                 (m) Trust Funds. In the event that any party hereto should receive any funds that are to be paid to another party pursuant to the terms of this Agreement, then the receiving party shall hold such funds in trust for the benefit of the party entitled to receive such funds and shall promptly pay such funds to the party entitled to receive such funds in accordance with this Agreement.

         11. Termination. This Agreement shall terminate without any further action on the part of any party hereto upon the occurrence of a termination of the Merger Agreement pursuant to Section 8.1(a), Section 8.1(f),
Section 8.1(g), Section 8.1(b), Section 8.1(l) or, if at the time of the termination of the Merger Agreement there has been no public statement related to an Acquisition Proposal, Section 8.1(j) or Section 8.1(k). Upon such termination, this Agreement shall forthwith become void and of no further force or effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on this 10th day of March, 1998.





                         PARENT:          IHF/GM HOLDING CORPORATION



                                           By:
                                               -----------------------------
                                                  Andrew S. Rosen
                                                  Vice President



                         SUB:             IHF/GM ACQUISITION CORPORATION



                                           By:
                                               -----------------------------
                                                  Andrew S. Rosen
                                                  Vice President



                         COMPANY:         GRIST MILL CO.



                                          By:
                                               -----------------------------
                                                  Glen S. Bolander
                                                  President and Chief Executive
                                                  Officer



                         STOCKHOLDER:
                                               -----------------------------

                      ACKNOWLEDGMENT AND CONSENT OF SPOUSE

         Diana Bolander, the spouse of Stockholder, hereby joins in the execution of this Agreement for the purpose of acknowledging that any ownership interest she may have in the Shares and Options Beneficially Owned by Stockholder is subject to the terms of this Agreement to the same extent as if she were a "Stockholder" hereunder, and hereby consents to the forgoing.



                                             -----------------------------

                                   EXHIBIT B

                          OPTION SURRENDER AGREEMENT,
                               RELEASE AND WAIVER

                 NOTE:  SIGNATURE MUST BE PROVIDED BELOW AND ON
                           THE SCHEDULE OF OWNERSHIP.

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.


To Grist Mill Co., a Delaware corporation (the "Company"):

         The undersigned acknowledges that pursuant to Section 3.5 of the Agreement and Plan of Merger by and among IHF/GM Holding Corporation, IHF/GM Acquisition Corporation ("Acquiror"), the Company and, for limited purposes, International Home Foods, Inc., dated as of March 10, 1998 (the "Merger Agreement"), the Company will be canceling Options (as defined below) in return for cash consideration effective at the time the proposed merger of Acquiror with and into the Company (the "Merger") becomes effective (the "Effective Time"). Receipt of such consideration by the undersigned will be subject to the receipt by the Company of this Option Surrender Agreement, Release and Waiver (the "Surrender Agreement") surrendering Options for such cancellation.

         Subject to, and effective upon, acceptance of the surrender of the Options surrendered herewith, the undersigned hereby surrenders for cancellation to the Company all of his rights, title and interest in and to all options (whether vested or unvested) to purchase shares of common stock, par value $0.10 per share (the "Shares"), of the Company pursuant to the Company's 1986 Non-Qualified Stock Option Plan or otherwise (such options, the "Options" and such plan, the "Option Plan"), listed on the attached Schedule of Ownership (the "Ownership Schedule"), for a per Share amount equal to the Merger Consideration (as defined in the Merger Agreement), minus the exercise price per Share, multiplied by the number of Shares subject to such Options, upon the terms and subject to the conditions set forth in this Surrender Agreement.

         The undersigned hereby represents and warrants that the undersigned holds the Options surrendered hereby free and clear of all claims, liens, restrictions, charges, encumbrances, security interests, voting agreements and commitments of any kind and has full power and authority to surrender for cancellation such Options, subject to other agreements involving the Merger being executed simultaneously herewith.

         This surrender is irrevocable by the undersigned but will not be effective if the merger is not consummated if the Merger Agreement is terminated.

         The undersigned, on behalf of himself or herself, and on behalf of all spouses, heirs, predecessors, successors, assigns, representatives or agents of the undersigned (including without limitation any trust of which the undersigned is the trustee or which is for the benefit of the undersigned or a member of his or her family), to the greatest extent permitted by law, hereby acknowledges that the payments made pursuant to the Surrender Agreement are in full satisfaction of any and all rights the undersigned may have under the Option Plans with respect to Options being surrendered hereby.

         The undersigned hereby acknowledges that the Ownership Schedule enclosed herewith correctly and completely sets forth the Options held by the undersigned being surrendered hereunder, and that except as set forth therein the undersigned does not have the right to acquire any stock in the Company or any options, warrants or other rights to acquire shares of capital stock of or equity interests in the Company, or similar securities or contractual obligations the value of which is derived from the value of an equity interest in the Company, or securities convertible into or exchangeable for capital stock of or equity interests in, or similar securities or contractual obligations of, the Company.

         The undersigned also acknowledges that all payments to be made pursuant to the Surrender Agreement are expected to be paid by check at the Effective Time. The undersigned also acknowledges that the Company is not required to make any payments to the undersigned pursuant to the Surrender Agreement unless his or her Options are outstanding at the Effective Time.

         The undersigned also acknowledges that all payments to be made pursuant to the Surrender Agreement may be subject to applicable withholding taxes and other similar charges.

         The undersigned, upon request, will execute and deliver any additional documents deemed by the Company to be reasonably necessary or desirable to complete the surrender of the Options surrendered hereby.

         The undersigned agrees that he will not exercise any of the Options during the five day period beginning upon the acceptance for payment of Shares pursuant to the tender offer contemplated by the Merger Agreement.

         The undersigned recognizes that the Merger is subject to various conditions and the Company may not be required to accept the surrender of any of the Options surrendered hereby.

         It is understood that the Surrender Agreement only shall apply to Options that are outstanding at the Effective Time.


                                  INSTRUCTIONS

         11      EXECUTION OF THE SURRENDER AGREEMENT AND THE OWNERSHIP
SCHEDULE. This Surrender Agreement is to be completed by the optionholder. In order to validly surrender such Options, an optionholder must complete and sign this Surrender Agreement and the Ownership Schedule in accordance with the instructions herein and mail or deliver them in the enclosed envelope to the Company prior to the Effective Time. Please return executed Surrender Agreements and Ownership Schedules prior to March 25, 1998.

         THE OWNERSHIP SCHEDULE MUST BE SIGNED BY THE OPTIONHOLDER AS EVIDENCE OF SUCH ACKNOWLEDGMENT AND RETURNED TOGETHER WITH THIS SURRENDER AGREEMENT. A second copy of the Ownership Schedule for the optionholder's records has also been included herewith.

         12      DELIVERY.  This Surrender Agreement and the enclosed Ownership
Schedule, when executed, should be mailed or delivered to:

                                 Grist Mill Co.
                               21340 Hayes Avenue
                        Lakeville, Minnesota 55044-0430
                             Attn: Glen S. Bolander

         The method of delivery of the Surrender Agreement and the Ownership
Schedule is at the option and risk of the surrendering optionholder. Delivery by hand, expedited mail, courier or other similar service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. Optionholders are also advised to retain a copy of all documents delivered.

         13      SIGNATURE ON THE SURRENDER AGREEMENT.  The signature on this
Surrender Agreement must correspond exactly with the optionholder's name in the records of the Company.

         14      REQUESTS FOR ASSISTANCE.  If you have questions or need
assistance please call _________ at ____________.

--------------------------------------------------------------------------------
                                   IMPORTANT:

          OPTIONHOLDER:  (1) SIGN HERE; AND (2) CONFIRM AND SIGN THE
                         ENCLOSED OWNERSHIP SCHEDULE.



 ------------------------------------------------------------------------------
                         (Signature of Optionholder)

 Dated:
        -----------------

 Name:
        -----------------------------------------------------------------------


 ------------------------------------------------------------------------------
                            (Please Type or Print)

 Address:
          ---------------------------------------------------------------------


 ------------------------------------------------------------------------------
                              (Include Zip Code)

 Area Code and Telephone Number:
                                 ----------------------------------------------
                                                      (Home)


                                 ----------------------------------------------
                                                    (Business)

 Taxpayer Identification or Social Security No.:
                                                 ------------------------------

--------------------------------------------------------------------------------


March 10, 1998

                             SCHEDULE OF OWNERSHIP

                                   EXHIBIT C

                            CONDITIONS TO THE OFFER



         The capitalized terms used in this Exhibit C shall have the meaning ascribed thereto in the Agreement and Plan of Merger, to which this Exhibit C is attached, by and among International Home Foods, Inc., IHF/GM Holding Corporation, IHF/GM Acquisition Corporation and Grist Mill Co.


                                   Conditions

         Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, the payment for any Shares tendered, and, to the extent permitted by the Agreement, may amend or terminate the Offer, if:

         1.      the Minimum Condition has not been satisfied;

         2. any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer;

         3. the financing for the Offer contemplated in Section 4.2(e) of the Agreement shall not have been received by Parent (subject to the obligation to pay the amounts provided in Section 8.1(j)); or

         4. at any time on or after the date of the Agreement and before acceptance for payment of, or payment for, such Shares pursuant to the Offer any of the following events shall have occurred and be continuing:

                 (a) there shall be pending as of the expiration of the Offer or at any time thereafter, any Injunction, proceeding, action, suit or litigation by any Governmental Entity that seeks to (i) challenge the acquisition by Parent, Sub or any of their respective affiliates of Shares pursuant to the Offer, (ii) restrain, prohibit or delay the making or consummation of the Offer or the Merger, (iii) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (iv) impose material limitations on the ability of Parent, Sub, the Company or any of their respective affiliates to acquire or hold, or to require Parent, Sub, the Company or any of their respective affiliates to dispose of or hold separate, any material portion of their assets or business, (v) impose material limitations on the ability of Parent, Sub, the Company or any of their respective affiliates to continue to conduct, own or operate, as heretofore conducted, owned or operated, all or any material portion of their businesses or assets, (vi) impose or result in material limitations on the ability of Parent, Sub or any of their respective affiliates to exercise full rights of ownership of the Shares purchased by them, including, without limitation, the right to vote the Shares purchased by them on any or all matters properly presented to the stockholders of the Company, or (vii) prohibit or restrict in a material manner the financing of any of the transactions contemplated by the Transaction Documents;

                 (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable, any Law (other than the application of the waiting period provision of the HSR Act), or there shall have been issued any Injunction that results in any of the consequences referred to in subsection
(a) above;

                 (c) other than any event relating to (i) the economy or securities markets in general or (ii) the industries or markets in which the Company operates and not relating specifically to the Company, there shall have occurred any event or events (whether or not covered by insurance) that, individually or in the aggregate, have had, or would be reasonably expected to have, a Material Adverse Effect on the Company;

                 (d) there shall have occurred and be continuing (i) any general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period in excess of 48 hours, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity involving the United States having a significant adverse effect on the functioning of the financial markets in the United States, (iv) any material limitations (whether or not mandatory) imposed by any Governmental Entity on the nature or extension of credit or further extension of credit by banks or other lending institutions, or (v) in the case of clauses (iii) and (iv) of this paragraph (d), if existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                 (e) any of the representations and warranties of the Company contained in the Agreement shall not be true and correct in all respects (provided that any representation or warranty of the Company contained in the Merger Agreement that is subject to materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of the Company) as of the date of the Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the date of the acceptance of Shares for payment pursuant to the Offer as though made on and as of such date, except for such breaches that, individually or in the aggregate with any other breaches on the part of the Company, would not (A) have a Material Adverse Effect on the Company or (B) materially and adversely affect the ability of the parties to the Agreement to consummate the transactions contemplated thereby;

                 (f) the Company shall have not performed in all material respects (provided that any obligation the performance of which is subject to materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any nonperformance thereof) all obligations required to be performed by it under the Agreement at or prior to the acceptance of Shares for payment pursuant to the Offer;





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
                 (g) the Agreement shall have been terminated in accordance with its terms;

                 (h) (i) the Board of Directors of the Company shall have failed to make or shall have withdrawn or modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Sub its recommendation of the Offer, the Agreement or the Merger, or shall have approved or recommended any Acquisition Proposal or any other acquisition of the shares of Company Common Stock other than the Offer and the Merger, or (ii) any person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to any Acquisition Proposal;

                 (i) the Company shall have failed to comply with its obligations under Section 1.4(a) of the Agreement;

                 (j) each of the representations and warranties contained in the Stockholder Agreement of the stockholders who are parties thereto shall not be true and correct in all material respects as of the date of the acceptance of Shares for payment pursuant to the Offer as though made on and as of such date;

                 (k) the Company or any of the stockholders who are parties to the Stockholder Agreement shall have not performed in all material respects, or shall have otherwise materially breached or given notice of any intention to materially breach, any obligations required to be performed by the Company or such stockholder under the Stockholder Agreement at or prior to the acceptance of Shares for payment pursuant to the Offer;

                 (l) (i) any person has become an Acquiring Person (as defined in the Rights Agreement), (ii) a Stock Acquisition Date (as defined in the Rights Agreement) has occurred, or (iii) a Flip-In Event (as defined in the Rights Agreement) has occurred; or

                 (m) the beneficial and record holders of Options relating to not less than 90% of the shares of Company Common Stock that may be issued upon the exercise of all Options (whether or not vested) shall have not executed and delivered to the Company an Option Release Agreement.

         The foregoing conditions are for the sole benefit of Sub and its affiliates and may be asserted by Sub regardless of the circumstances (including, without limitation, any action or inaction by Sub or any of its affiliates, but except for a breach by Sub or any of its affiliates of the Agreement) giving rise to any such condition or may be waived by Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.





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